 Trademark License Agreement
Between
 CAPSTONE INDUSTRIES, INC.
and
THE DURACELL COMPANY

Table of Contents

Articles
1. Definitions
2. License Grant
3. Payments & Reports4
4. Ownership of NEW TM-RELATED IP6
5. Term7
6. Termination7
7. LICENSED MARKS – Additional Covenants
8. Additional Licensee Covenants & Obligations
9. Audit & Inspection
10. Assignment & Delegation27
11. Confidentiality28
12. Other Representations & Warranties29
13. Infringement30
14. Indemnification & Insurance
15. Miscellaneous22
Schedules
Schedule 1.1 – Definitions 37
Schedule 1.1.21 – LICENSED MARKS 41
Schedule 3.11 – Royalty Reporting Form 42
Schedule 7.6.2.1 – MARKED PRODUCT Proposal Process 44
Schedule 7.6.2.2 – MARKED PRODUCT Qualification Process 45
Schedule 7.6.3 – Licensing Guidelines 47
Schedule 7.12.1 – Corrective Action Plan Process for Defective Products
and Product Recall Process 48
Schedule 8.2 – Notification of THIRD PARTY Manufacturing 49
Schedule 8.2.1 – Guidelines for Creating a Factory Presentation 50
Schedule 8.4.1 – THIRD PARTY Manufacturers Quality and Standard
Requirements 52
Schedule 8.4.2 – Licensing Quality Checklist 53
Schedule 8.4.3 –Required Provisions in THIRD PARTY Contract
Manufacturer Agreements 54

Preamble
This AGREEMENT, effective and binding as of the last date of signing of this AGREEMENT ("EFFECTIVE DATE"), is between CAPSTONE INDUSTRIES, INC. (hereinafter referred to as "CAPSTONE"); and THE DURACELL COMPANY, a Delaware corporation (individually and collectively hereinafter referred to along with their AFFILIATEs as "DURACELL").
DURACELL is the owner of certain trademarks used by DURACELL in association with its advertising and marketing of Duracell branded products.
CAPSTONE desires to obtain a license to use the trademarks in connection with the manufacture, sale, and distribution of MARKED PRODUCT in certain fields and territories.
DURACELL is willing to grant a license under the terms and conditions set forth below.
The PARTIES therefore agree as follows:
1.	Definitions
1.1.
General.  The capitalized terms defined in this AGREEMENT will have the meanings indicated for purposes of this AGREEMENT; non-capitalized terms have their ordinary meaning as determined by context, subject matter, and/or scope (Other Definitions & Interpretation).  A list of defined terms with definitions or a cross-reference to the location of its definition within the AGREEMENT is set forth in Schedule 1.1.

2.	License Grant
2.1.
Trademark License.  DURACELL grants to CAPSTONE a non-exclusive, royalty-bearing, non-assignable and otherwise non-transferable, revocable, license to use the LICENSED MARKS in the FIELD through the DISTRIBUTION CHANNELS in the TERRITORY on and in connection with the manufacture, display, advertising, promotion, labeling, sale, marketing, and distribution of MARKED PRODUCT and PREMIUMS.  The license does not include the right to sublicense.

2.2.
No Other Licenses Granted to CAPSTONE.  The licenses granted CAPSTONE under this AGREEMENT are limited to those specifically set forth in Paragraph 2.1 (Trademark License).  Nothing in this AGREEMENT will be construed to grant CAPSTONE any rights or licenses to any other trademark, trade name, certification mark, service mark, domain name or other URL, product name, logo, patent, technical information, know-how, copyright, or other intellectual property of DURACELL.  All rights not specifically granted to CAPSTONE are reserved by DURACELL, including the right for DURACELL to practice the LICENSED MARK itself in all fields of use.  Nothing in this AGREEMENT will limit DURACELL's ability to use, license, and/or apply for any trademark or service mark as to any goods or services.

3.	Payments & Reports
3.1.
ANNUAL ROYALTY.  CAPSTONE will pay DURACELL an annual royalty of 3% of NET SALES of MARKED PRODUCT sold or OTHERWISE DISTRIBUTED by CAPSTONE to Costco Wholesale Corporation during the TERM. CAPSTONE will pay DURACELL an annual royalty of 6% of NET SALES of MARKED PRODUCT sold or OTHERWISE DISTRIBUTED by CAPSTONE to any other retailer except Costco Wholesale Corporation during the TERM. The ANNUAL ROYALTY will be re-set to zero at the beginning of each CONTRACT YEAR regardless of volumes sold or distributed the previous CONTRACT YEAR.

3.1.1.	Accrual of ANNUAL ROYALTY. CAPSTONE's obligation to pay ANNUAL ROYALTIES accrues when CAPSTONE has SOLD the MARKED PRODUCT, regardless of the time of collection by CAPSTONE. .
3.1.1.1.	"SOLD" means the date on which CAPSTONE ships MARKED PRODUCT to a THIRD PARTY.
3.2.
GUARANTEED ROYALTY.  Regardless of the NET SALES and the royalties determined and due under Paragraph 3.1 (ANNUAL ROYALTY), CAPSTONE will pay DURACELL each CONTRACT YEAR the following non-refundable royalties in the amount appearing in Table 3.2.1 ("GUARANTEED ROYALTY").  If this AGREEMENT is terminated under Article 6 (Termination), then all GUARANTEED ROYALTY will become immediately accrued for years 1 thru 3, and immediately due and payable, even if not yet accrued at the date of termination.  If the ANNUAL ROYALTY for any CONTRACT YEAR will not be at least the amounts indicated in Table 3.2.1, CAPSTONE will make a payment of:  a) the difference between the GUARANTEED ROYALTIES set forth in Table 3.2.1 and the ANNUAL ROYALTY accrued for the year, simultaneously with b) the payment of the ANNUAL ROYALTY accrued during the last QUARTER of that CONTRACT YEAR.

Table 3.2.1
Contract Year	ANNUAL ROYALTY
CONTRACT YEAR 1	$0.00
CONTRACT YEAR 2	$0.00
3.3.
Payment Due Dates.  All royalty obligations under this AGREEMENT will be paid by CAPSTONE within 30 calendar days following the end of each QUARTER of the CONTRACT YEAR in which the royalties have accrued, with the exception of the balance of the GUARANTEED ROYALTIES for a subject CONTRACT YEAR, which will be due within 30 calendar days of the close of the 4th QUARTER of the subject CONTRACT YEAR.  All other payments and fees accruing to DURACELL under the terms of this AGREEMENT will be paid by CAPSTONE to DURACELL on or before their respective due dates.  The first Quarterly Payment will be due on January 30, 2017 for any sales of MARKED PRODUCT that occurred prior to December 31, 2016. The royalties generated from these sales will be applied to CONTRACT YEAR 1 GUARANTEED ROYALTIES.

3.4.	Minimum Quarterly Payments. The royalty obligations under this AGREEMENT will be paid in following quarterly minimum distribution ratios:
3.4.1.	Quarter end March 31st = 25% of royalty obligations
3.4.2.	Quarter end June 30th = 25% of royalty obligations
3.4.3.	Quarter end September 30th = 25% of royalty obligations
3.4.4.	Quarter end December 31st = 25% of royalty obligations
3.5.
Late Payments.  Payments provided for in this AGREEMENT, when overdue, will at DURACELL's discretion bear interest at a rate of 12% per annum for the time period from the payment due date until payment is received by DURACELL.

3.6.
Wire Transfer.  All payments, fees and royalties are to be transferred by wire to JPMorgan Chase Bank, NA: Duracell US Operations, Inc.; Acct: 700622843; Fed Wire ABA: 021000021; Ach Wire ABA: 021000021; Swift Bic: CHASUS33; Remarks: Funds for Duracell – Bethel, CT; Branch: One Chase Manhattan Plaza, New York, NY 10005-1402, or as DURACELL may otherwise direct. Payment by CAPSTONE's company checks shall also be acceptable in the event wire transfer services are unavailable.

3.7.
Payment Reference.  In the detail section of the transmission for royalty payments, CAPSTONE will provide the following statement:  CAPSTONE Royalty Payment for Duracell Marked Products Contract # [____]: For Royalty Period (_____)", providing within the parentheses the period the royalties relate to, e.g., "(Third Quarter, 2016)".  DURACELL will provide the contract number to CAPSTONE.

3.8.	Payment Notice. Upon DURACELL's request, when money is transferred, CAPSTONE will send a notice to the following address, or such other address as DURACELL designates by written notice:
Duracell
Berkshire Corporate Park
Bethel, Connecticut, USA 06801
Attn: Lynn Schmitt
Email: schmitt.lm@duracell.com
3.9.	Currency. All royalties and other payment obligations of CAPSTONE will be paid in USD.
3.10.
Statements & Reports.  CAPSTONE will submit monthly reports to DURACELL on product sales, specifying the product, customer (retailer and individual consumer), Country, number of units sold, returns, dollar amount and detailed royalty calculations for each product.  These reports are due 15 calendar days after the end of each month.  Within 15 calendar days after the end of each MONTH, CAPSTONE  will prepare and issue to DURACELL verified reports for each MONTH in the English language on the Royalty Reporting Form set forth in Schedule 3.10 (or such other form as DURACELL designates by written notice) that will include:

3.10.1.	(Label.) a label identifying the AGREEMENT title, reference number, and MONTH;
3.10.2.	(Totals.) total number or amount of MARKED PRODUCT by items sold or OTHERWISE DISTRIBUTED by CAPSTONE ;
3.10.3.	(Sales.) GROSS SALES and NET SALES;
3.10.4.	(Deductions & Returns.) itemized deductions and returns by MARKED PRODUCT, used to calculate NET SALES; and
3.10.5.	(Royalties.) The royalties accrued during the MONTH and payable to DURACELL by CAPSTONE, including supporting summary calculations.
3.11.
Report if No Product Sold.  If no MARKED PRODUCT is sold or OTHERWISE DISTRIBUTED by CAPSTONE during the reporting period, CAPSTONE will prepare and issue a report to DURACELL to that effect, within 15 calendar days after the end of each MONTH.

3.12.
Transmitting Reports.  CAPSTONE  will transmit, via a method and form as directed by DURACELL, the reports of Paragraphs 3.10 (Statements & Reports) and 3.11 (Report if No Product Sold) to the following addresses, or such other address as DURACELL designates by written notice:

Duracell
Berkshire Corporate Park
Bethel, Connecticut, USA 06801
Attn: Lynn Schmitt
Email: schmitt.lm@duracell.com
3.13.	Taxes. CAPSTONE will timely pay all taxes on the sales of MARKED PRODUCT.
3.13.1.	Withholding. If any taxes on sales of MARKED PRODUCT are owed by DURACELL and required by law or regulation to be withheld on any royalty or other payments under this AGREEMENT, then:
3.13.1.1.	Payment. CAPSTONE will timely pay the taxes on behalf of DURACELL.
3.13.1.2.	Deduction. CAPSTONE will deduct the amount of the taxes from the subject royalty before paying the royalty to DURACELL.
3.13.1.3.	Certificate. CAPSTONE will provide to DURACELL a certified copy of the withholding tax certificate for the taxes.
3.13.1.4.
Assistance.  CAPSTONE will assist DURACELL with obtaining other necessary documentation for the taxes, including documentation required by revenue authorities to enable DURACELL to claim exemption or repayment of the taxes.

4.	Ownership of NEW TM-RELATED IP
4.1.
Copyrights from THIRD PARTIES.  CAPSTONE will secure from each THIRD PARTY contributor to a copyrightable work that is related to the MARKED PRODUCTS or the LICENSED MARKS and created for CAPSTONE, a written acknowledgement that, in exchange for consideration given, the contributor assigns to CAPSTONE all right, title, and interest, in and to the work and all derivative works from that work, and the contributor waives any claims with respect to moral rights for the work and all derivative works from that work.

4.2.
Assignment of NEW TM-RELATED IP to DURACELL.  If CAPSTONE  comes to own, through registration or common law and/or per Paragraph 4.1 (Copyrights from THIRD PARTIES), and despite the PARTIES' compliance with Article 7 (LICENSED MARK – Additional Covenants), any NEW TM-RELATED IP arising from CAPSTONE's use of the LICENSED MARKS, then CAPSTONE  hereby at CAPSTONE's expense, assigns to DURACELL to the extent legally permissible all of these rights without further compensation.

4.2.1.
"NEW TM-RELATED IP" means any trademarks, trade dress, copyright-protectable elements and derivative works thereof created by or for CAPSTONE for use with or in connection with one or more LICENSED MARKS.

4.3.
PRE-EXISTING IP.  Each PARTY's PRE-EXISTING IP will remain the absolute unencumbered property of the respective owner of the rights at the EFFECTIVE DATE.  Except for the limited rights explicitly set forth in Article 2 (License Grant), this AGREEMENT does not confer any rights under the PRE-EXISTING IP of either PARTY.

5.	Term
5.1.	Term. This AGREEMENT is effective from the date of the EFFECTIVE DATE until December 31, 2018, unless terminated earlier under Article 6 (Termination); (any such period, the "TERM").
6.	Termination
6.1.
Breach.  Either PARTY may terminate this AGREEMENT, and the licenses granted herein, if the other PARTY is in material breach of any representation, warranty, covenant, or agreement contained herein, after providing written notice to the other PARTY of such intent and reason for termination.  This termination will be: (a) effective immediately upon notice with respect to breaches that are not curable; and (b) effective 60 calendar days after the date of the notice for curable breaches, unless before the end of that period the other PARTY cured the breach identified in the notice. If the breach is cured in the specified period and the breaching PARTY receives written acknowledgement from the non-breaching PARTY that the breach has been cured, then the notice of termination will be void and of no effect.

6.2.	Failure to Commence LAUNCH SALES. Despite Paragraph 6.1 (Breach), DURACELL may terminate this AGREEMENT at any time, in its entirety if CAPSTONE has not achieved LAUNCH SALES by May 1, 2017.

6.3.
Failure to Commence Sales in a Country. Despite Paragraph 6.1 (Breach), DURACELL may terminate this AGREEMENT at any time on a country-by-country basis for any MARKED PRODUCT for which CAPSTONE has not achieved shipments of initial stocking volume to at least one account in the subject country by December 31, 2017.

6.4.
Cause.  Despite Paragraph 6.1 (Breach), DURACELL may terminate this AGREEMENT immediately upon written notice to CAPSTONE  at any time selected by DURACELL following the occurrence of any one or more of the following events:

6.4.1.	False Report. if CAPSTONE at any time makes a knowingly false report,
6.4.2.	False Claim. if DURACELL determines or becomes aware that CAPSTONE has knowingly made any materially false claim about MARKED PRODUCT, including claims of product performance and/or efficacy;
6.4.3.	Ceases Business. if CAPSTONE ceases to do business;
6.4.4.
Minimum NET SALES.  if CAPSTONE  fails to meet the minimum NET SALES required for any CONTRACT YEAR as set forth in Table 6.5.4.  Any sales of MARKED PRODUCT sales that occur prior to December 31, 2016 will be applied to the minimum NET SALES for CONTRACT YEAR 1.

Table 6.5.4
Contract Year	Minimum NET SALES
CONTRACT YEAR 1	$5,000,000
CONTRACT YEAR 2	$7,000,000

6.4.5.
Failure to Pay.  if CAPSTONE  fails to make a timely payment to DURACELL of any royalties or other payments due under this AGREEMENT and fails to cure such failure within 30 days upon written notice from DURACELL of such failure;

6.4.6.	Manufactured Priced Below Wholesale Price. if wholesale price falls below the manufacture priced from manufacturer to CAPSTONE ;
6.4.7.	Disrepute. if in DURACELL's sole opinion, CAPSTONE brings DURACELL or the LICENSED MARKS into disrepute, including erosion of the brand equity of the LICENSED MARKS;
6.4.8.	Regulatory/Government Action. if CAPSTONE receives notice from any governmental agency or authority that any of the MARKED PRODUCT are subject to a recall, regulatory, government, or legal action;

6.4.8.1.
Recall.  DURACELL shall have the right to require CAPSTONE to institute a product recall with respect to any MARKED PRODUCT upon the occurrence of one or more of the following events:  For purposes of this Section, a defective MARKED PRODUCT shall mean any MARKED PRODUCT that fails to work as specified or intended.

6.4.8.1.1.
The defect rate, as evidenced by consumer returns and/or complaint defects, exceeds 0.5% (5,000ppm).    CAPSTONE shall monitor consumer returns and complaint defects so as to alert DURACELL of high-level defect rates on MARKED PRODUCT.  CAPSTONE shall develop, execute and submit a corrective action plan to DURACELL within 5 business days if the defect rate reaches or exceeds 0.75% (7,500ppm) and CAPSTONE shall cease shipping the defective MARKED PRODUCT until the defect is fixed. Where customer complaints and or returns data is not available CAPSTONE will make efforts to collect and separate customer MARKED PRODUCT return data into 1.) returns as a result of product defect(s), and 2.) returns for all other reasons as a basis for determining an actual defective rate.

6.4.8.1.2.
Licensor determines that the MARKED PRODUCT presents an "unreasonable risk of serious injury or death" within the meaning of the rules and regulations of the U.S. Consumer Product Safety Commission ("CPSC"); or

6.4.8.1.3.	The CPSC, or any administrative or judicial entity having similar recall authority outside the United States, requests a recall
6.4.8.1.4.	Corrective Action Plan and Product Recall will follow the process as detailed in Schedule 7.12.1.
6.4.9.	Force Majeure. if a force majeure prevents CAPSTONE from performing its obligations under this AGREEMENT for a 120 day period;
6.4.10.
Improper Use.  if at any time, CAPSTONE  is not properly using the LICENSED MARKS on the MARKED PRODUCT, or on the labels or tags, or in advertising, or if the standard of quality of the MARKED PRODUCT does not conform to the standards set by DURACELL, and DURACELL has given written notice to the effect, identifying in the notice the situation to which it objects, and CAPSTONE  has not notified DURACELL within 5 calendar days after receipt of the notice of the means by which CAPSTONE  intends to correct the situation to which DURACELL has objected and if CAPSTONE  fails to complete such corrective action within 30 calendar days after receipt of the notice;

6.4.10.1.	All batteries included in Duracell branded portable lighting must be purchased from Duracell
6.4.10.2.	CAPSTONE will not sell any Duracell branded bulk batteries to a 3rd party
6.4.11.
Liability for DURACELL.  if DURACELL reasonably believes that the activities of CAPSTONE, whether in connection with this AGREEMENT or otherwise, may expose DURACELL to administrative, civil or criminal liability;

6.4.12.
Change in Ownership. If CAPSTONE undergoes a substantial change in management or control.  The term "control" as used in the preceding sentence means the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of CAPSTONE;

6.4.13.	Failure to provide DURACELL with ANNUAL FINANCIAL STATEMENTS;
6.4.14.
Failure to provide DURACELL summaries of all consumer comments and complaints, and/or damage/return rates each QUARTER or If DURACELL concludes that the summaries of consumer comments/complaints, and/or damage/return rates are unacceptable, or if DURACELL's audit of CAPSTONE's toll free number/consumer relations response capabilities are deemed inadequate;

6.4.15.
Failure to receive written approval from DURACELL to utilize a THIRD PARTY Contract Manufacturer or failure to receive written approval from DURACELL of all MARKED PRODUCT and/or packaging before distribution.

6.5.	Solvency. Despite Paragraph 6.1 (Breach), this AGREEMENT and all rights of CAPSTONE under this AGREEMENT immediately terminate if:
6.5.1.	Bankruptcy. a bankruptcy petition is filed against CAPSTONE ,
6.5.2.	Insolvency. CAPSTONE becomes subject to any voluntary or involuntary insolvency, cession, bankruptcy, or similar proceedings,
6.5.3.	Receivership. CAPSTONE goes into receivership,
6.5.4.	Reorganization. CAPSTONE files a petition for a reorganization or rearrangement under the US Bankruptcy Act,
6.5.5.	Credit Assignment. an assignment for the benefit of creditors is made by CAPSTONE ,
6.5.6.	Credit Agreement. an agreement between CAPSTONE and its creditors generally is entered into providing for extension or composition of debt,
6.5.7.	Receiver Appointed. a receiver is appointed to administer the assets of CAPSTONE,
6.5.8.	Liquidation. the assets of CAPSTONE are liquidated, and/or

6.5.9.
Equipment Attachment. Any distress, execution, or attachment is levied on any of CAPSTONE's manufacturing or other equipment in excess of the amount of $100,000.00 as is used in the production and distribution of MARKED PRODUCT and remains un-discharged for a period of 30 calendar days.

6.6.
Assumption or Rejection Under US Bankruptcy Code.  Despite Paragraph 6.1 (Breach), and their subparagraphs, after any order for relief under the US Bankruptcy Act is entered against CAPSTONE, CAPSTONE must assume or reject this AGREEMENT within 60 calendar days after the order for relief is entered.  If CAPSTONE does not assume this AGREEMENT within such 60 day period, DURACELL may, at is sole option, terminate this AGREEMENT immediately by giving written notice to CAPSTONE, without further liability on the part of DURACELL.  Any payments due DURACELL under this AGREEMENT after any order for relief under the US Bankruptcy Act is entered against CAPSTONE will be entitled to treatment as administrative expenses under §503 of the US Bankruptcy Act, and will be immediately paid when due to DURACELL, without the need for DURACELL to file an application or motion in CAPSTONE's bankruptcy case for payment of such administrative expenses.

6.7.
Sale of LICENSED MARKS. If DURACELL sells LICENSED MARKS to a THIRD PARTY, then DURACELL will use its commercially reasonable efforts to assign this AGREEMENT to the purchaser of the LICENSED MARKS.  But, if such purchaser refuses the assignment, then DURACELL has the right to immediately terminate this AGREEMENT.  In such case, and despite Paragraph 6.8 (Effect of Termination or Expiration) future GUARANTEED ROYALTIES due will be waived.

6.8.	Effect of Termination or Expiration.
6.8.1.
Surviving Rights & Obligations.  Termination or expiration of this AGREEMENT will not relieve either PARTY of any obligations accruing prior to such termination or expiration, including those set forth in:  Articles 3 (Payments & Reports), 11 (Confidentiality), 12 (Other Representations & Warranties), and 14 (Indemnification & Insurance).

6.8.2.
Reversion.  Upon the termination or expiration of this AGREEMENT, all rights granted to CAPSTONE by DURACELL will revert to DURACELL, and CAPSTONE will have no claim against DURACELL for compensation of loss of business or goodwill, or for any other damages that may result from the expiration or termination of this AGREEMENT.  Other than those remedies provided by this AGREEMENT, DURACELL shall have no claim against CAPSTONE for compensation of loss of business or good or any other consequential damages which may result from the expiration or termination of this AGREEMENT.

6.8.3.
Payment.  DURACELL is entitled to retain all royalties and other things of value paid or delivered to DURACELL prior to termination or expiration.  Additionally, the entire unpaid balance of all royalties or other payments owing and due under this AGREEMENT as well as the entire unpaid balance of all GUARANTEED ROYALTIES committed to by CAPSTONE  under this AGREEMENT, will immediately become due and payable upon termination with Cause as set forth at Sections 6.4.1., 6.4.2., 6.4.3., 6.4.6., 6.4.7., 6.4.10., 6.4.11., or 6.4.12.. If the termination is with Cause in accordance with Sections 6.4.4., 6.4.5., 6.4.8., 6.4.9., 6.4.13., 6.4.14., or 6.4.15 then CAPSTONE shall have the right to pay off the entire unpaid balance of all royalties or other payments owing and due under this AGREEMENT as well as the entire unpaid balance of all GUARANTEED ROYALTIES committed to by CAPSTONE under this Agreement, quarterly over a period of twenty-four (24) months.

6.8.4.	Execute Documents. CAPSTONE will sign all documents necessary to terminate of record any of CAPSTONE's rights hereunder, which documents will be prepared by DURACELL at its expense.
6.9.
Inventory.  MARKED PRODUCT will be manufactured during the TERM in quantities consistent with anticipated demand so as not to result in an excessive inventory build-up immediately prior to termination or expiration of this AGREEMENT.  Subject to Paragraph 6.10.1 (Authorized Sell-Off), upon the termination or expiration of this AGREEMENT:

6.9.1.
No Further Manufacture / Distribution. CAPSTONE  will neither manufacture, nor have manufactured for CAPSTONE , nor use the LICENSED MARKS, nor manufacture, import, sell, distribute or otherwise transfer, nor permit to be manufactured or imported, nor sold distributed or otherwise transferred, any MARKED PRODUCT, PREMIUMS, or other materials using the LICENSED MARKS;

6.9.2.
Molds / Plates. CAPSTONE  will, at DURACELL's option, either sell to DURACELL at a price negotiated by the PARTIES in good faith or destroy or efface any molds, plates, screens, computer files and other items used to reproduce MARKED PRODUCT and labels, packaging, advertising materials, and other materials bearing the LICENSED MARKS; and

6.9.3.	No Further Sale. CAPSTONE will cease selling MARKED PRODUCT.
6.10.
Sell-Off.  Any unauthorized sale or distribution of MARKED PRODUCT after the termination or expiration of this AGREEMENT will constitute an infringement of DURACELL's rights.  Upon termination or expiration of this AGREEMENT, subject to the terms of this Paragraph 6.10, CAPSTONE will not use any of the written, printed, or graphic material on the package carton or inserts for any purpose without first obtaining the written consent of DURACELL, which consent may be withheld at DURACELL's sole discretion.  Upon termination or expiration of this AGREEMENT, CAPSTONE will deliver to DURACELL no later than 30 calendar days following the termination or expiration, a statement indicating the number and description of MARKED PRODUCT on hand together with a description of all advertising and promotional materials relating thereto.

6.10.1.
Authorized Sell-Off.  If CAPSTONE  has complied with all the terms of this AGREEMENT, including complete and timely payment of minimum royalty obligations, and termination is not for cause, then CAPSTONE may request in writing, permission to continue to distribute and sell its remaining inventory, on a non-exclusive basis only, for a period not to exceed 6 months following the termination or expiration of the AGREEMENT (the period, "SELL-OFF PERIOD"); provided CAPSTONE continues to pay applicable royalties to DURACELL on all NET SALES of MARKED PRODUCT sold, delivered, provided, disposed, or transferred for other consideration by CAPSTONE during the SELL-OFF PERIOD.  CAPSTONE may request an extension of up to 6 months to sell its existing inventory, which DURACELL may or may not accept in its discretion.  All sales of remaining inventory will be subject to a 6% royalty if sold to any other distributor, retailer or customer other than Costco. If this AGREEMENT is terminated either by (a) by DURACELL for cause, or (b) CAPSTONE without cause, then CAPSTONE will be deemed to have forfeited the SELL-OFF PERIOD..

6.11.
Termination of Other Licenses.  If DURACELL terminates this AGREEMENT for any cause under this AGREEMENT, including any basis set forth in Paragraphs 6.1 (Breach) through 6.7 (Sales of LICENSED MARKS), DURACELL will also have the right to terminate any other license agreement then in effect between the PARTIES, upon written notice to CAPSTONE .  Additionally, if DURACELL terminates for cause any other license agreement between the PARTIES during the TERM, then DURACELL may terminate this AGREEMENT at DURACELL's sole discretion upon written notice to CAPSTONE.

7.	LICENSED MARKS – Additional Covenants
7.1.	Acknowledgements.
7.1.1.	Validity. CAPSTONE acknowledges the validity of the LICENSED MARKS.
7.1.2.	Secondary Meaning. CAPSTONE acknowledges that the LICENSED MARKS are inherently distinctive and/or have acquired secondary meaning.
7.1.3.	Value. CAPSTONE acknowledges that the reputation and goodwill associated with the LICENSED MARKS are commercially valuable.
7.1.4.	Ownership. CAPSTONE acknowledges that DURACELL owns all right, title and interest in and to the LICENSED MARKS including the goodwill associated with the use of the LICENSED MARKS.
7.1.4.1.	No Claims. CAPSTONE will have no claims or rights whatsoever against DURACELL for contributing to, establishing, or increasing the goodwill of the LICENSED MARKS or of the MARKED PRODUCT.

7.2.	Maintenance.
7.2.1.
Cooperation.  CAPSTONE will cooperate with DURACELL in taking all appropriate measures for the protection of the LICENSED MARKS; including providing to DURACELL such testimony, documents, samples or other materials as may be required for the signing, filing, prosecution or enforcement of any trademark applications or registrations that DURACELL may file from time to time.

7.2.2.
Samples.  Upon written request by DURACELL, CAPSTONE will provide to DURACELL, two samples of the MARKED PRODUCTS and/or CAPSTONE's advertising materials for the MARKED PRODUCTS, for DURACELL's use in maintaining any part of the LICENSED MARKS.

7.2.3.
Trademark Maintenance.  DURACELL may or may not, at DURACELL's sole discretion, prosecute, maintain, or abandon any part or all of any application for registration or registration of the LICENSED MARKS, and/or modify or supplement the applications and registrations for LICENSED MARKS without any payment, notice, or obligation by DURACELL to CAPSTONE.  DURACELL's discretion in this section further includes DURACELL's modification of the form of a LICENSED MARK and/or the class or type of goods to which it applies or may apply as a result of challenge by any THIRD PARTY.

7.3.	Use of LICENSED MARKS.
7.3.1.
As Specified.  CAPSTONE will only use the LICENSED MARKS as DURACELL specifies, and DURACELL may specify all aspects of use of the LICENSED MARKS, including the manner, place, type, form, layout, design, channels of trade, channels of distribution, and media of or for such use, on or in connection with, all displays, advertising, labels, MARKED PRODUCT and PREMIUMS, Internet sites, sales promotion materials, and all other forms of use of the LICENSED MARKS.

7.3.2.
Per Guidelines.  CAPSTONE will comply with any specific brand identity guidelines and trademark use rules as may be referenced in any of the Schedules, or provided to CAPSTONE by DURACELL, which may be amended or revised by DURACELL from time to time, upon written notice.

7.3.3.
Featuring.  CAPSTONE will feature the LICENSED MARKS as the predominant brand name on the MARKED PRODUCT and PREMIUMS and the MARKED PRODUCT's and PREMIUMS' case, container or package, unless otherwise instructed and authorized by DURACELL in writing.

7.3.4.	Upon Objection. Upon written objection by DURACELL based on reasonable grounds, CAPSTONE will immediately cease any use or action in relation to or in connection with the LICENSED MARKS.
7.3.5.	Identifiers. Upon written request by DURACELL, CAPSTONE will employ identifying symbols and/or words in connection with its use of the LICENSED MARKS.

7.3.6.	Benefit. All of CAPSTONE's use of the LICENSED MARKS will inure to DURACELL's benefit.
7.4.	Prohibitions regarding LICENSED MARKS.
7.4.1.	Harm to Rights. CAPSTONE will not do or permit to be done any act or thing which prejudices, infringes or impairs the rights of DURACELL with respect to the LICENSED MARKS.
7.4.2.
False Representation.  CAPSTONE will not knowingly represent to any THIRD PARTY that CAPSTONE has any right, title, interest, or registration for, in or to the LICENSED MARKS, except for the limited license granted in this AGREEMENT.

7.4.3.
Competing / Confusing Usage & Registration.  CAPSTONE  will not use, register or attempt to register any trademarks, trade names, logos, domain names, meta tags, meta descriptors, or electronic mail (e-mail) addresses, server names, or search-engine markers, that are identical to, confusingly similar to, and/or incorporate the LICENSED MARKS or any other of trademarks, trade names or domain names of DURACELL.

7.4.4.	Use in Other Name. CAPSTONE will not use the LICENSED MARKS as all or part of any trade name, corporate name or other designation used by CAPSTONE to identify CAPSTONE's business.
7.4.5.
Harm to DURACELL.  CAPSTONE will not intentionally do anything or produce any goods in connection with the LICENSED MARKS that damages or reflects adversely upon DURACELL or any of its trademarks, trade names or domain names.

7.4.6.
Composite Marks.  Without limiting the generality of other provisions of this AGREEMENT, CAPSTONE will not use the LICENSED MARKS as a part of any composite trademark or co-branded trademark or copyrighted work of authorship; nor will CAPSTONE seek to register the same without the express written permission of DURACELL.

7.5.
Sale of Product.  MARKED PRODUCT will be sold by CAPSTONE, to the public only in the manner in which other similar articles are customarily merchandised.  In no event will MARKED PRODUCT be used or sold as PREMIUMS or giveaways or for advertising or joint merchandising purposes, unless specifically authorized by DURACELL in writing.  DURACELL or THIRD PARTIES on DURACELL's behalf can use the LICENSED MARKS on PREMIUMS or giveaways, or for other advertising, joint merchandising, and sales promotion purposes, even if the items bearing these LICENSED MARKS are identical to the MARKED PRODUCT.  Additionally, CAPSTONE  will not sell, ship or distribute any MARKED PRODUCT to any THIRD PARTY that CAPSTONE  either knows or has reason to know is shipping the MARKED PRODUCT outside the TERRITORY. If MARKED PRODUCT is found to be sold in a country which is outside the approved TERRITORY, CAPSTONE will ensure the MARKED PRODUCT is extracted from the country at CAPSTONE's sole expense.

7.6.	Approval Process.
7.6.1.
Purpose.  MARKED PRODUCT has been designed and developed by CAPSTONE, independent of DURACELL.  CAPSTONE will be selling MARKED PRODUCT on its own behalf, and not on behalf of DURACELL.  The following approval process for MARKED PRODUCTS is solely for purposes of certain quality control as a means for protecting the integrity of the LICENSED MARKS.  The approval process is not intended for purposes of directing the design and development of the MARKED PRODUCT. CAPSTONE shall comply with all reasonable procedures that DURACELL may adopt from time to time regarding its review and approval of the MARKED PRODUCT, advertising materials and packaging materials that CAPSTONE proposes to develop, manufacture, distribute, publish, produce, sell or otherwise use.  DURACELL shall have the right to take all actions that it deems necessary to ensure that the MARKED PRODUCT, advertising materials and packaging materials manufactured, sold and/or used hereunder are consistent with the high quality reputation and prestige of the LICENSED MARKS.

7.6.2.
Approval Rights.  DURACELL will have approval rights as set forth below, of all MARKED PRODUCT and PREMIUMS, as well as materials related to MARKED PRODUCT and/or PREMIUMS, including:  advertising, consumer comments toll-free scripts, packaging, websites, and  related promotional / sales / public relations materials.  In no event will these approval rights reduce, mitigate or eliminate any of CAPSTONE's obligations under this AGREEMENT.  DURACELL approvals will be limited to ensuring fit with the brand positioning; adherence to brand equity and design guidelines; correct trademark legal line and brand logos; or any claims directly related to DURACELL's products bearing the LICENSED MARKS.

7.6.3.	Process.
7.6.3.1.
Product Quality.  The MARKED PRODUCT shall be at least equal in quality to the best products made by CAPSTONE or CAPSTONE's THIRD-PARTY contract manufacturer in each MARKED PRODUCT category (or as otherwise approved by DURACELL), and, in all events, the MARKED PRODUCT shall perform at levels equivalent to or better than the leading competing product in each MARKED PRODUCT's category and target market.  CAPSTONE shall be responsible for new MARKED PRODUCT development.  All MARKED PRODUCT shall also be developed in accordance with the MARKED PRODUCT Proposal Process set forth in Schedule 7.6.2.1 and subject to the MARKED PRODUCT Qualification Process described in Schedule 7.6.2.2.  The product features, specifications and consumer warranty coverage for additional MARKED PRODUCT that are approved by DURACELL shall be incorporated by reference and made a part of this AGREEMENT upon acceptance by the PARTIES hereto.

7.6.3.2.
Artwork and Design Quality.  All artwork developed or used by CAPSTONE in connection with MARKED PRODUCT, packaging materials or advertising materials that utilize the LICENSED MARKS shall conform to the Licensing Guidelines appended hereto as Schedule 7.6.3, which guidelines may be revised by DURACELL from time to time but no more than once per CONTRACT YEAR.  DURACELL shall provide the artwork for the logos provided in the Licensing Guidelines.  All rights in any artwork that utilize the LICENSED MARKS, whether developed by CAPSTONE or supplied by DURACELL, shall belong exclusively to DURACELL, and CAPSTONE shall have no rights therein except for the limited license granted in this AGREEMENT.  The suitability, styles, designs, packaging, contents, workmanship and quality of all MARKED PRODUCT must be approved by DURACELL prior to the development, manufacture, distribution, publication, production, sale or use thereof.  CAPSTONE acknowledges and is familiar with the high standards, quality, style and image of the LICENSED MARKS, DURACELL's businesses and the DURACELL products, and CAPSTONE shall at all times develop, produce and market the MARKED PRODUCT and packaging materials in a manner that is consistent with said standards and that enhances the value and reputation of the LICENSED MARKS.

7.6.3.3.
Approval Process.  CAPSTONE shall consult with DURACELL on the design of the MARKED PRODUCT and packaging materials and, upon DURACELL's request and at CAPSTONE's own expense, utilize the services of an outside packaging company to complete package designs until such time as CAPSTONE has developed the appropriate level of expertise as determined by DURACELL in its sole and absolute discretion.  DURACELL shall have approval over development of the MARKED PRODUCT and packaging materials, and specifically shall be consulted for its written approval at the developmental stages of (i) preliminary artwork and design and (ii) initial production samples, i.e., production samples prior to full production of the first shipment to customers for a MARKED PRODUCT, and CAPSTONE shall not proceed to any subsequent stage of development without receiving said written approval.  DURACELL shall have the sole discretion to approve or disapprove any MARKED PRODUCT or packaging design during these developmental stages.  As provided in Schedule 7.6.2.1, CAPSTONE may submit proposed new MARKED PRODUCT for review after the marketing plan has been reviewed and product line has been approved by DURACELL. Proposed products must be accompanied by a sales forecast, with a minimum of $25,000 in annual sales required.  Ad hoc requests are at the discretion of DURACELL.  Any ad hoc proposed product additions beyond those already approved in the marketing plan must be submitted for approval in the form of an addendum to the existing, approved marketing plan. Approval of any ad hoc additions will be considered against CAPSTONE's Minimum NET SALES requirements (as outlined in Table 6.4.4), the per product $25,000 minimum annual sales requirement, and the demands of the marketplace. DURACELL, at its discretion, may require the elimination of an existing, under-performing, or similar product to maintain the size of the CAPSTONE's approved product assortment. Additionally, DURACELL reserves the right to conduct an annual SKU rationalization review based on sales dollar performance and may require de-listing of items that do not meet the annual sales threshold of $25,000. All MARKED PRODUCT is subject to the MARKED PRODUCT Qualification Process described in Schedule 7.6.2.2. DURACELL has the right to disapprove any MARKED PRODUCT or packaging material submitted if DURACELL determines, in its sole and absolute discretion, that the MARKED PRODUCT or packaging material in question would or could impair the value and goodwill associated with the LICENSED MARKS or otherwise does not comport with the manner of use of the LICENSED MARKS approved by DURACELL, as may be modified from time to time in the discretion of DURACELL.  Following receipt by DURACELL of any artwork, design, prototype, MARKED PRODUCT sample or packaging material under this Section, DURACELL shall notify CAPSTONE within 20 business days as to whether such material is approved.

It is agreed that there shall be no exercise of any of the rights herein granted unless and until express written approval of the MARKED PRODUCT and packaging material shall be given to CAPSTONE  by DURACELL.  Once approved, MARKED PRODUCT and packaging material shall not be changed in any material way without the prior written consent of DURACELL. CAPSTONE will appoint a Product Manager responsible to manage and execute the MARKED PRODUCT Qualification Process to ensure all requirements are met and to manage CAPSTONE's product portfolio as outlined above.
7.6.3.4.
Performance and Quality Standards Report.  In addition, prior to the initial shipment of any new MARKED PRODUCT to a customer or distributor, CAPSTONE  shall submit to DURACELL internal company reports, certified to be accurate by an officer of CAPSTONE, that each MARKED PRODUCT conforms in all respects to the agreed upon performance and quality standards for such MARKED PRODUCT.

7.6.3.5.
MARKED PRODUCT Samples.  CAPSTONE shall provide DURACELL with free samples of each MARKED PRODUCT taken at random from production runs from time to time at the discretion of DURACELL.  At a minimum, CAPSTONE shall provide three items of each SKU twice each CONTRACT YEAR at no cost to DURACELL.  DURACELL shall pay for any additional samples it requests.  MARKED PRODUCT being distributed and sold must conform in all respects to the approved samples of finished MARKED PRODUCT.  If, in DURACELL's reasonable judgment, the quality of a MARKED PRODUCT has deteriorated or becomes changed in later production runs from the approved sample, or if a MARKED PRODUCT has otherwise been altered, DURACELL may, in addition to other available remedies, require that any such MARKED PRODUCT be immediately withdrawn from the market.

7.6.3.6.	No Irregulars or Seconds. No irregulars, seconds or other MARKED PRODUCT or packaging material that does not conform in all respects to the approved samples may be distributed or sold.
7.6.3.7.
Branding Guidelines.  All advertising materials must be in compliance with the Branding Guidelines set out in Schedule 7.6.3 and shall be submitted by CAPSTONE to DURACELL for DURACELL's written approval prior to its use.  If DURACELL has not approved in writing of any such advertising materials within 20 business days of receipt, such material shall be deemed disapproved.  CAPSTONE shall not have any rights against DURACELL for damages or other remedies by reason of DURACELL's refusal to grant any approval referred to in this Section 7.  CAPSTONE waives any and all such rights and claims and irrevocably releases DURACELL from any liability or obligation with respect to DURACELL's refusal to grant any approval required under this Section 7.

7.6.3.8.	Additional Applicability. The approval process detailed in Paragraph 7.6 (Approval Process) and its subparagraphs will also apply to:
7.6.3.8.1.	(Changes.) any change in the MARKED PRODUCT, PREMIUMS and/or related materials, including design, bill of materials, components, component suppliers and configuration;
7.6.3.8.2.	(Labels & Packaging.) labels and packaging for MARKED PRODUCT and/or PREMIUMS; and
7.6.3.8.3.	(Other.) All printed materials, advertising, press materials, promotional copy and materials and consumer toll-free number scripts relating to MARKED PRODUCT and/or PREMIUMS.
7.7.
Trademark Marking.  CAPSTONE will mark all MARKED PRODUCT and PREMIUMS in the same manner as the approved or deemed approved samples.  In addition to marking MARKED PRODUCT and PREMIUMS in accordance with DURACELL's approvals obtained under Paragraph 7.6 (Approval Process) and its subparagraphs, CAPSTONE  will affix permanently to the MARKED PRODUCT and PREMIUMS or their containers, and to all sales materials, advertising materials and any other materials using or displaying the LICENSED MARKS, the legend Duracell is a registered trademark of Duracell US Operations Inc., used under license. All rights reserved. (for North America, Latin America and Asia) or Duracell is a registered trademark of Duracell Batteries BVBA and Duracell US Operations Inc., used under license. All rights reserved. (for Europe).

7.8.
Modification or Changes to LICENSED MARKS by DURACELL.  DURACELL may periodically (but no more than once per every 12 months) revise its DURACELL marks and graphics; such change must be incorporated on the MARKED PRODUCTS, packaging and marketing material within 6 months of notice being given and submission by Duracell of new artwork (i.e., on newly manufactured products, not products in inventory) at CAPSTONE's cost.  This period can be extended by 6 months provided that CAPSTONE provides its request in writing within 30 days of being notified that the marks and graphics may be changed.

7.9.
Use of LICENSED MARKS on Related Materials.  Subject to CAPSTONE's prior written approval, DURACELL will have the right, without payment or obligation to CAPSTONE, to produce and distribute catalogs, promotional brochures or inserts, point of sale displays or other advertising or matter displaying the MARKED PRODUCT in conjunction with other products of DURACELL and/or others. The procedure for obtaining CAPSTONE's approval will be the same as DURACELL's approval process used for approval of MARKED PRODUCT, PREMIUMS and related materials, outlined in Paragraph 7.6. (Approval Process) and its subparagraphs.  CAPSTONE will provide DURACELL the name, email, phone number, and address of the person responsible for approvals.

7.10.
Exclusive Efforts.  During the TERM, CAPSTONE  will not manufacture, market, distribute or sell, directly or indirectly (whether for its own account or as agent for any THIRD PARTY), within the TERRITORY any products substantially similar, in the opinion of DURACELL, to the MARKED PRODUCT that bear a competitive trademark to the LICENSED MARKS, and/or are produced by or on behalf of CAPSTONE  under license from another manufacturer and/or distributor of alkaline battery products or chargers, including, but not limited to the following brands: ENERGIZER, EVERREADY, VARTA, RAY-O-VAC, or SANYO products.  If MARKED PRODUCTS are shipped with alkaline batteries, CAPSTONE must ship with DURACELL brand alkaline batteries. If MARKED PRODUCTS are shipped without alkaline batteries, CAPSTONE cannot recommend or offer coupons or incentives for any other alkaline battery brand but Duracell brand alkaline batteries.

7.10.1.
Licensee's Private Label Products. If CAPSTONE develops private labeled products that are in competition with the MARKED PRODUCTS, and retailers discontinue MARKED PRODUCTS in favor of CAPSTONE's Private Label Products,  CAPSTONE must pay DURACELL a royalty of (a) three percent (3%) of NET SALES of all of CAPSTONE 's Private Label Products sold to, through or by OEMs and (b) three and one-half per cent (3.5%) of NET SALES of all CAPSTONE 's Private Label Products sold in all other channels of trade ("Private Label Royalty").

7.11.
Quality & Standards.  CAPSTONE  will produce only safe and high quality MARKED PRODUCT and PREMIUMS in accordance with good manufacturing practices, CAPSTONE's quality control, quality assurance and safety procedures and policies, quality and safety processes criteria provided by DURACELL, and DURACELL-approved THIRD-PARTY testing laboratory quality and safety confirmation.  CAPSTONE warrants for the TERM that all MARKED PRODUCT and PREMIUMS will meet or exceed industry standards, be free from defects, be fit for their intended purposes under normal usage, and be produced, packaged and distributed in compliance with all applicable legislation and regulation including federal, state and local laws and regulations.  Accordingly, only top quality goods will be sold by CAPSTONE under the LICENSED MARKS.  No factory damaged, seconds, or goods not of first quality will be sold by CAPSTONE pursuant to this AGREEMENT without the written approval of DURACELL.  CAPSTONE guarantees that each shipment or other delivery of MARKED PRODUCT and PREMIUMS now or later made by CAPSTONE, as of the date of such shipment or other delivery, will conform to the above requirements.  DURACELL may assess CAPSTONE's safety and quality systems, request data and/or documentation, and conduct process audits with respect to the MARKED PRODUCT and PREMIUMS at mutually agreeable times to be arranged between the PARTIES.  At DURACELL's discretion, such assessments (including DURACELL-approved THIRD PARTY testing laboratory quality and safety confirmation) may include assessments conducted prior to launch of MARKED PRODUCT and/or PREMIUMS.

7.12.
Defective Products.  If CAPSTONE learns that it has manufactured or has in its possession or control or has shipped MARKED PRODUCT or PREMIUMS that do not comply with any applicable law or regulation, or that do not meet the product specifications, then CAPSTONE will notify DURACELL of such fact in writing within 48 hours. Additionally, CAPSTONE will notify DURACELL within 48 hours of any communication with a safety/regulatory agency regarding a MARKED PRODUCT. Further, CAPSTONE will develop and execute a Corrective Action Plan as show in Schedule 7.12.1.  Upon notice to DURACELL from CAPSTONE, or upon notice given by DURACELL to CAPSTONE of the existence of substandard MARKED PRODUCT or PREMIUMS, CAPSTONE will promptly take whatever action is determined by DURACELL to be necessary to correct this situation.  If requested by DURACELL, CAPSTONE will, solely at CAPSTONE's expense, promptly retrieve from CAPSTONE's warehouse or plant and from all trade customers all substandard MARKED PRODUCT and PREMIUMS and comply with instructions from DURACELL as to the handling of such MARKED PRODUCT and PREMIUMS.

7.13.
Online Review.  CAPSTONE will conduct monthly reviews of all online customers which will include e-tailers like Amazon as well as brick + mortar retailers who sell MARKED PRODUCT on their websites. CAPSTONE will maintain a minimum 3.0 out of 5.0 rating of all Duracell branded, licensed products. Any reviews of 2.0 or lower may require CAPSTONE to contact that consumer to rectify the problem and then report findings and resolution to DURACELL. Any products that do not maintain a 3.0 out of 5.0 rating or higher, may be discontinued at the request of DURACELL.

7.14.
Toll-Free Consumer Number, Complaints, Comments, Returns, Sales.   CAPSTONE will place a toll-free consumer comments phone number on the outer package of all MARKED PRODUCT, on the actual MARKED PRODUCT, and instructional manuals for all MARKED PRODUCT, if any, and will provide and fund resources with staffing at least during normal business hours and a referral provision for handling emergency calls outside normal business hours.  All consumer contact information will be collected in such a way to make it legally permissible that it be shared with DURACELL.  If CAPSTONE receives or becomes aware of any information on any product regulatory notifications or retrievals (e.g., recall, inventory exchange, etc.), or any health or safety consumer complaints (e.g., personal bodily harm or injury, electrical smoke/fire, etc.), then CAPSTONE will promptly, but in no event later than 24 hours after receiving any such information, notify DURACELL of receiving any such information together with all relevant data.  Additionally, CAPSTONE  will collect, keep on hand during the TERM, and provide DURACELL summaries of all consumer comments and complaints, and/or damage/return rates within 30 days after the end of each QUARTER to the following address, or such other addresses as DURACELL designates by written notice:

Duracell
Berkshire Corporate Park
Bethel, Connecticut, USA 06801
Attn: Michael Bielanos
Email: bielanos.mj@duracell.com

DURACELL will review the consumer comments and complaints, and/or damage/return rates and will conduct its own audits of the toll free consumer comments phone number to include assessment of response time, representative knowledge, helpfulness and courtesy. If DURACELL concludes that the summaries of consumer comments/complaints, and/or damage/return rates are unacceptable, or if DURACELL's audit of CAPSTONE's toll free number/consumer relations response capabilities are inadequate, then CAPSTONE will be required to provide a written corrective action plan within  30 days. Failure to execute on these requirements may result in termination of the licensing agreement as outlined in section 6.4.14. CAPSTONE must maintain customer service support for all MARKED PRODUCT for a period of 3 years after expiration/termination of this AGREEMENT.
7.15.
No Infringement of 3rd Party Patent Rights.  CAPSTONE represents as of the EFFECTIVE DATE and warrants for the TERM that CAPSTONE has no knowledge that the MARKED PRODUCT infringes on any THIRD PARTY patent rights.  If CAPSTONE receives notice from a THIRD PARTY alleging infringement of the THIRD PARTY's patent rights, then CAPSTONE will immediately notify DURACELL of the relevant MARKED PRODUCT, the THIRD PARTY patent rights alleged to be infringed and the name of the THIRD PARTY.  Despite anything to the contrary in this AGREEMENT, at DURACELL's sole discretion, DURACELL may terminate any license to the LICENSED MARKS under this AGREEMENT at any time during the period following such allegation of infringement of THIRD PARTY patent rights and prior to settlement of such allegation between CAPSTONE and the THIRD PARTY.

8.	Additional Licensee Covenants & Obligations
8.1.
Product Costs.  CAPSTONE will be solely responsible for all costs of all of CAPSTONE's activities associated with MARKED PRODUCT and PREMIUMS, including all costs associated with manufacture, distribution, sale, advertising, promotion, packaging design, and artwork.

8.2.	Contract Manufacturing.
8.2.1.
Notification of Third Party Manufacturer.  If CAPSTONE desires to use a THIRD PARTY contract manufacturer to have MARKED PRODUCT, PREMIUMS, and/or packaging materials made and/or labels applied thereto, then CAPSTONE will ensure that the contract manufacturer provides to DURACELL a completed Notification of Third Party Manufacturer form, as listed in Schedule 8.2 in advance of the contract manufacturer commencing production of MARKED PRODUCT and PREMIUMS.  DURACELL shall have prior approval rights over all third-party manufacturers retained by CAPSTONE. DURACELL's manufacturer approval guidelines are listed in Schedule 8.2.1, but the approval of any third-party manufacturer is at the reasonable discretion of DURACELL. DURACELL's manufacturer approval guidelines may be revised by DURACELL at their discretion with changes being provided in writing to CAPSTONE. DURACELL requires that all Third Party Manufacturers are certified to ISO9001 standards. Further, CAPSTONE will submit for all proposed contract manufacturer's either proof of a social accountability certification (i.e SA8000) or the results of a recent social accountability audit conducted by a certified third party auditing agency. Updated social accountability audit results will be required every two years.

CAPSTONE may submit requests for additional or replacement manufacturers for MARKED PRODUCT; however, the approval of any additional third-party manufacturer shall be subject to the approval of DURACELL, which approval shall not be unreasonably withheld. If CAPSTONE will no longer use an approved contract manufacturer to manufacture MARKED PRODUCT or packaging, CAPSTONE must notify DURACELL within five BUSINESS DAYs using a Contract Manufacturer Change Form. The Contract Manufacturer Change form will be furnished by DURACELL. CAPSTONE will ensure and certify that the contract manufacturer has destroyed all molds, plates, screens, computer files and other items used to produce MARKED PRODUCT.
8.2.2.
Third Party Manufacturing Agreement.  CAPSTONE shall enter into a written manufacturing agreement with each of its THIRD PARTY manufacturers incorporating all of the provisions for the protection of DURACELL and the LICENSED MARKS which are contained in this AGREEMENT and in the THIRD PARTY Manufacturers Quality and Standard Requirements in Schedule 8.4.1, the Licensing Quality Checklist in Schedule 8.4.2 and Required Provisions in THIRD PARTY Manufacturer Agreements in Schedule 8.4.3.  At DURACELL's discretion, each such agreement shall be submitted to DURACELL for its prior approval, except that CAPSTONE may provide DURACELL with a redacted version of such agreement that omits confidential price and cost information.  CAPSTONE will notify DURACELL of the names and physical street addresses of any proposed third-party manufacturers, and the name and physical street addresses of each manufacturing facility that would manufacture the MARKED PRODUCT or parts thereof.  CAPSTONE shall immediately notify DURACELL of any proposed change of any manufacturing facility.  No change of manufacturing facility shall be made without the prior written approval of DURACELL.  CAPSTONE shall not grant any right, title or interest in or to the LICENSED MARKS, nor to any copyrights, service marks, trademarks or other property rights associated therewith, to any manufacturer.

8.2.3.
Right to Inspect and Audit Third Party Contract Manufacturer. The labeling of the MARKED PRODUCTS with the LICENSED MARKS shall be done in CAPSTONE's facilities or facilities approved by CAPSTONE.  CAPSTONE shall comply with the program that it has developed and DURACELL has approved to reduce the risk of counterfeiting MARKED PRODUCTs.  CAPSTONE shall make commercially reasonable efforts to include in its agreements with third-party manufacturers a right held by DURACELL to inspect and to audit, at its own expense, with reasonable notice to CAPSTONE, directly or through a representative, the manufacturing, packaging and labeling facilities of such third-party manufacturers.  To the extent such facilities include areas that contain confidential information or processes, CAPSTONE may request that such areas be excluded from the audit; provided that CAPSTONE provides DURACELL with reasonable alternative means of satisfying the requirements of the audit.  If DURACELL is unable to audit a third-party manufacturer to DURACELL's reasonable satisfaction, DURACELL shall have the right to bar CAPSTONE from retaining or otherwise using such third-party manufacturer to manufacture any MARKED PRODUCT.

In such instance, CAPSTONE shall be required to use a different approved third-party manufacturer and shall still be required to make the GUARANTEED ROYALTY payments.
8.2.4.
Compliance of Contract Manufacturer.  CAPSTONE is responsible for ensuring that the contract manufacturer complies with all the obligations of CAPSTONE under this AGREEMENT.  CAPSTONE will be responsible for any breach of CAPSTONE's obligations under this AGREEMENT, even if the breach is actually committed by the contract manufacturer.  CAPSTONE agrees to advise DURACELL of any violation thereof by its manufacturers and of corrective actions taken by CAPSTONE and the results thereof, and, at the request of DURACELL, to terminate such an agreement with any manufacturer that violates any such provision for the protection of DURACELL or the LICENSED MARKS.  Regardless of any delegation of responsibility by CAPSTONE permitted hereunder, CAPSTONE agrees that it will be liable to DURACELL for all activities, duties or responsibilities of CAPSTONE carried out by third-party manufacturers. At DURACELL's discretion CAPSTONE will hire an independent third party to audit Contract Manufacturers for quality, safety and environmental compliance. Non-redacted results from audit to be shared with DURACELL.

8.2.5.
Released Claims. CAPSTONE hereby fully, absolutely, unconditionally and completely releases and discharges DURACELL from and against any and all actions, causes of action, setoffs, claims, cross-claims, counterclaims, damages, losses or demands of whatever kind or character which CAPSTONE  may ever have against DURACELL relating to or arising in whole or in part from any agreement between CAPSTONE  and a THIRD PARTY manufacturer or from the termination of any such THIRD PARTY agreement by CAPSTONE  at the request of DURACELL pursuant to the preceding subsection (the "RELEASED CLAIMS").  CAPSTONE hereby covenants and agrees not to sue or maintain, or assign or otherwise transfer the right to sue or maintain, any action or proceeding against DURACELL arising from or in connection with the RELEASED CLAIMS.

8.3.
Compliance with Laws. CAPSTONE represents as of the EFFECTIVE DATE, warrants for the TERM, and covenants that CAPSTONE is, and will at all times be, in full compliance with all applicable governmental, legal, regulatory and professional requirements associated with MARKED PRODUCT and PREMIUMS; including all applicable laws, codes, regulations, certifications, rules, ordinances, judgments, orders and decrees; including those related to: advertising and marketing, adulteration and contamination, antitrust, board of health, branding and labeling, consumer protection and safety, customs, employment, environmental matters (including NSF certification, state certification, extraction results, California Proposition 65, and applicable EPA regulations), fair trade, immigration, importation of materials, labor, product quality, working conditions, worker health and safety, and all applicable privacy laws (regulations, rules, opinions or other governmental and/or self-regulatory group requirements or statements of position), and the manufacture, marketing and distribution of the MARKED PRODUCT and PREMIUMS (collectively, "LAWS"). DURACELL accepts no responsibility or liability for the noncompliance of CAPSTONE or its contract manufacturers with any applicable laws and regulations.

8.4.
Non-Infringement Analysis. CAPSTONE will use reasonable efforts to conduct a competent non-infringement analysis of MARKED PRODUCT in view of THIRD PARTY intellectual property rights prior to CAPSTONE 's first sale of MARKED PRODUCT.

8.5.
No Child Labor.  Neither CAPSTONE nor its contract manufacturers will engage in child labor practices or in unfair labor practices and CAPSTONE will be responsible to verify compliance by its contract manufacturers.  For purpose of this section, the term "child" means any person younger than the age of completion of compulsory schooling, but in any event no person younger than the age of 15 will be employed in the manufacturing, packaging, or distribution of the MARKED PRODUCT or PREMIUMS.

8.6.
Trade & Consumer Research.  CAPSTONE will provide DURACELL full access to any trade or consumer research conducted on the MARKED PRODUCT, even if funded entirely by CAPSTONE.  This research will be conducted in such a way as to assure the legality of this access.  CAPSTONE will ensure that DURACELL will have the unlimited and unrestricted right to use these research learnings and data for its own use in its future commercial endeavors.

8.7.	Right to Purchase. DURACELL may purchase non-commercial quantities of MARKED PRODUCT and PREMIUMS from CAPSTONE at CAPSTONE's cost.
8.8.	Excess & Returned Product. CAPSTONE may not sell excess and returned MARKED PRODUCT.
8.9.
Use of CAPSTONE's Name.   DURACELL will have the right, but not the obligation, to use the name of CAPSTONE  as set forth below, without any payment or obligation to CAPSTONE  whatsoever; and such publicity will be in good taste in accordance with industry standards:

8.9.1.	(internally) in DURACELL's internal programs, internal presentations, and other internal activities; and
8.9.2.
(externally)  in DURACELL's external programs, external presentations and other external activities to the extent such use is within the scope of the contents of any agreed upon press release between the parties under 11.6 (Press Release).

8.10.
Broad Commercialization.  Without expanding the definition of DISTRIBUTION CHANNELS and the rights granted to CAPSTONE in this AGREEMENT, CAPSTONE will broadly commercialize the MARKED PRODUCT, and will offer the MARKED PRODUCT for sale through the same distribution channels in the TERRITORY as is customary for the product category. DURACELL at its discretion may request photographic examples of all new retail channels of distribution.

8.11.
Product Listings, Forecasts & Marketing Plans.  By November 1 of each CONTRACT YEAR, CAPSTONE will provide DURACELL, either in writing or via a face-to-face presentation, a comprehensive business review for the current CONTRACT YEAR pursuant to this AGREEMENT.  This review must include CAPSTONE 's performance against marketing plans and financial commitments, a complete listing of all MARKED PRODUCT currently in market, unit sales of MARKED PRODUCT (by item or model) in total and by retail customer for CAPSTONE 's top 20 customers including gross sales, net sales, returns, retail sales data, also referred to as consumption or sell-through deemed necessary to monitor the business, and upon DURACELL's request 1 production sample of each of the MARKED PRODUCT and PREMIUMS and promotional materials produced, manufactured, sold, and distributed in the TERRITORY.  By November 1 of each CONTRACT YEAR, CAPSTONE will further provide DURACELL, either in writing or via a face-to-face presentation, a comprehensive marketing and business plan for the following CONTRACT YEAR, including a product development plan for all MARKED PRODUCT, sales and royalty forecasts, in-market launch plans, estimated retail distribution, advertising, marketing and promotional activity to support the business, pursuant to this AGREEMENT.  For CONTRACT YEAR 1, the comprehensive marketing and business review will be submitted within 60 days of the EFFECTIVE DATE of this AGREEMENT.  CAPSTONE will submit monthly reports to DURACELL on product sales, specifying the number of units sold, returns, dollar amount and detailed royalty calculations of each MARKED PRODUCT.  CAPSTONE and DURACELL shall meet at least 2 times each CONTRACT YEAR to review the comprehensive marketing and business plan.  Any so requested data will be remitted to the following address, or such other addresses as DURACELL designates by written notice:

 Duracell
Berkshire Corporate Park
Bethel, Connecticut, USA 06801
Attn: Lynn Schmitt
Email: schmitt.lm@duracell.com

8.12.
Notice of First Use.  CAPSTONE will provide DURACELL with the date of first shipment of each MARKED PRODUCT pursuant to this AGREEMENT in each country of the TERRITORY, together with documentation evidencing such first shipment of the MARKED PRODUCT.  CAPSTONE will provide DURACELL with such information within 1 month of the occurrence of such first shipment.

9.	Audit & Inspection
9.1.
Record Keeping.   CAPSTONE  will keep and maintain at its regular place of business complete and accurate books and records of all transactions carried out by CAPSTONE  in connection with the creation and sales of MARKED PRODUCT and PREMIUMS under this AGREEMENT, sufficient to comply with United States Generally Accepted Accounting Principles, applicable laws and provisions outlined in the AGREEMENT, including accounting books and records, regarding MARKED PRODUCT and PREMIUMS manufacturing, sales, shipment, returns, deduction and promotion ledgers, written policies and procedures, approval forms, THIRD PARTY manufacturer's agreements, if applicable, and general ledger entries, and any consumer comments and call logs and data (these books and records, collectively "RECORDS").  CAPSTONE will keep and maintain RECORDS for a period of 5 years subsequent to termination or expiration of this AGREEMENT.

9.2.
Audits.  RECORDS will be subject to audit and reproduction by DURACELL during the TERM and for 5 years subsequent to termination or expiration of this AGREEMENT.  For the purpose of ensuring verification of compliance by CAPSTONE with all requirements of this AGREEMENT, DURACELL or its authorized representative will have the right to inspect and audit the RECORDS during regular business hours, provided that DURACELL will give CAPSTONE at least 10 calendar days advance notice of its intention to do so.

9.3.
Annual Financial Reporting. Prior to the start of each CONTRACT YEAR, CAPSTONE will provide DURACELL with their ANNUAL FINANCIAL STATEMENTS. Failure to provide their ANNUAL FINANCIAL STATEMENTS to DURACELL may result in termination of the AGREEMENT as referenced in section 6.4.13.

9.4.
Underpayment.  If, based on DURACELL's audit or inspection of CAPSTONE 's records related to this AGREEMENT, DURACELL determines that the amount of royalties properly due to DURACELL is 5% or more greater than the amount reported and/or actually paid by CAPSTONE  to DURACELL, and DURACELL provides CAPSTONE  a copy of a report describing the underpayment, and showing, in reasonable detail, the basis upon which such underpayment was determined; then, within  30 calendar days from the date the report was provided to CAPSTONE :

9.4.1.
(Payment.) CAPSTONE  will pay DURACELL a sum of money equal to the underpayment as determined by DURACELL, along with interest on the underpayment at a rate of 1.5% per month from the date the royalties were due until the date on which the underpayment is paid to DURACELL;

9.4.2.	(Contest.) CAPSTONE may contest the amount of the underpayment as determined by DURACELL, by providing written notice to DURACELL.
9.5.
Contesting Audit Findings.  If CAPSTONE contests DURACELL's determination of an amount of CAPSTONE's underpayment of royalties, then DURACELL may, at its sole discretion, request an independent auditor, reasonably acceptable to CAPSTONE, to review the RECORDS and/or the basis on which DURACELL determined the amount of underpayment.  If the auditor confirms DURACELL's claim, or concludes that the underpayment was larger than the amount estimated by DURACELL, then CAPSTONE  will, within 30 calendar days from the date of the auditor's conclusions, remit to DURACELL a sum equal to the deficiency determined by the auditor and all actual costs of the independent audit will be borne by CAPSTONE ; along with interest on the underpayment, at a rate of 1.5% per month, from the date on which the royalties were due from CAPSTONE  until the date on which the underpayment is paid to DURACELL.

9.6.
Inspection of Manufacturing Facilities.  DURACELL or its representatives will be permitted to enter and inspect, at reasonable times during business hours and with at least 10 days prior notice, CAPSTONE's plants and warehouses, and those of its contract manufacturers where the MARKED PRODUCT or PREMIIUMS are being manufactured or stored.  Furthermore, DURACELL has the right to request copies of CAPSTONE's quality assurance and control processes, data and records at any time; and copies of such processes, data and records will be provided to DURACELL within 10 calendar days of the request.

9.7.
Testing of Product.  DURACELL has the right to require that the MARKED PRODUCT and PREMIUMS be submitted to testing by a testing laboratory approved by DURACELL in accordance with generally accepted testing methods, protocols and standards.  The costs of such testing shall be borne by CAPSTONE to the extent that the costs are reasonable and consistent with industry standards.  DURACELL will seek to conduct any such inspection and/or testing in a manner calculated to reasonably minimize interference with normal business operations.  No such inspection or testing will reduce, mitigate or eliminate any of CAPSTONE's obligations under this AGREEMENT.

10.	Assignment & Delegation
10.1.
DURACELL Assignment of AGREEMENT.  This AGREEMENT may be assigned in whole or part by DURACELL to any THIRD PARTY and this AGREEMENT will inure to the benefit of and be binding on any assignees of DURACELL to the extent set forth in the applicable assignment document.

10.2.
DURACELL Assignment of IP.  Despite Paragraphs 12.1 (Ownership & Right to License) and 12.2 (Authority), DURACELL may assign to any THIRD PARTY any intellectual property rights licensed by DURACELL to CAPSTONE  under this AGREEMENT; provided a written agreement is entered into binding the THIRD PARTY to the licensor obligations of this AGREEMENT with respect to such assigned intellectual property rights.

10.3.
No Assignments or Delegations by CAPSTONE.  The rights and licenses granted by DURACELL in this AGREEMENT are personal to CAPSTONE and this AGREEMENT is entered into because of DURACELL's reliance upon the knowledge, experience, skill, and integrity of CAPSTONE.  This AGREEMENT, the license(s) and any other rights granted to CAPSTONE  under this AGREEMENT, and/or any duties to be performed by CAPSTONE  under this AGREEMENT may not be delegated, assigned, transferred, hypothecated, sublicensed, encumbered or otherwise disposed of without first obtaining the consent in writing of DURACELL, which may be withheld in DURACELL's sole discretion.  If DURACELL grants such consent, then all future delegations, assignments, transfers, hypothecations, sublicenses, encumbrances or other disposals of any new party's rights and/or duties under this AGREEMENT will not occur without written consent from DURACELL, which consent may be withheld in DURACELL's sole discretion.  Any attempted assignment without DURACELL's consent will be void and will automatically terminate all rights of CAPSTONE under this AGREEMENT.

10.4.
Change of Control. If CAPSTONE (or its ultimate parent entity) is subject to a "Change of Control" event (as hereinafter defined) CAPSTONE shall notify DURACELL thereof no later than ten (10) days after the Change of Control takes place.  Thereafter, for a period of six (6) months from the date of notice, DURACELL shall have the right to terminate this Agreement upon thirty (30) days written notice but without liability to CAPSTONE, unless DURACELL received notice of the Change of Control at least ten (10) days prior to its consummation and consented in writing thereto.  In the event CAPSTONE provides such prior notice of a Change of Control to DURACELL, DURACELL shall reply to CAPSTONE within ten (10) days, and DURACELL's consent shall not be unreasonably withheld.  For purposes of this section, "Change of Control" means any merger, consolidation, share exchange, recapitalization or sale or transfer of equity securities of CAPSTONE  (or its ultimate parent entity), in each case in which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), other than CAPSTONE  or an Affiliate, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of fifty percent (50%) or more of the combined voting power of the then-outstanding or fully diluted voting securities of CAPSTONE  or its ultimate parent entity or the right to appoint the majority of the board of directors of either CAPSTONE or its ultimate parent.  In the event of termination under this Change of Control provision, CAPSTONE shall not be released from any of its obligations to make GUARANTEED ROYALTY payments or any other payments to DURACELL pursuant to the terms and conditions of this Agreement if the new controlling individual, entity or group is a competitor of THE DURACELL COMPANY or any subsidiary or Affiliate thereof.

11.	Confidentiality
11.1.
Disclosure of INFORMATION.  It is understood that confidential information may be disclosed by one PARTY ("DISCLOSER") to the other PARTY ("RECEIVER") for purposes of enabling the RECEIVER's performance under this AGREEMENT.  This confidential information may include new products, commercial plans, financial projections, data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, customer lists, pricing information, studies, findings, inventions, and ideas (collectively "INFORMATION").

11.2.
Obligation of Confidentiality.  The RECEIVER will maintain the INFORMATION in confidence using the same degree of care, but no less than a reasonable degree of care, as RECEIVER uses to protect its own confidential information of a like nature; will use INFORMATION solely in connection with RECEIVER's performance of this AGREEMENT; and will not be disclosed to any THIRD PARTIES other than employees or agents of the RECEIVER where such disclosure is necessary to enable RECEIVER's performance under this AGREEMENT.  But, the RECEIVER will have no obligation under this Article 11 with respect to any specific portion of INFORMATION that:

11.2.1.	Prior Possession. is already in the RECEIVER's possession at the time of disclosure by the DISCLOSER, as established by competent documentary evidence;

11.2.2.	Publicly Available. is or later becomes available to the public, other than by the RECEIVER's default of this Article 11;
11.2.3.	Received From Others. is received from a THIRD PARTY having no obligation of confidentiality to the DISCLOSER;
11.2.4.	Independently Developed. is independently developed by the RECEIVER by personnel not aware of the INFORMATION of the DISCLOSER, as established by competent documentary evidence;
11.2.5.	Disclosed to Others. corresponds to that furnished by the DISCLOSER to any THIRD PARTY on a non-confidential basis other than in connection with limited consumer testing; or
11.2.6.	Law / Government Regulation. is required to be disclosed by law or government regulation, provided that the RECEIVER provides reasonable prior notice to DISCLOSER of such required disclosure.
11.3.
Required Disclosure by Law / Regulation. If RECEIVER is required by law or government regulation to disclose DISCLOSER INFORMATION ("COMPELLED DISCLOSURE"), then RECEIVER will: (a) provide prompt reasonable prior notice to the DISCLOSER of the COMPELLED DISCLOSURE so that DISCLOSER may take steps to protect DISCLOSER's confidential information, and (b) provide reasonable cooperation to DISCLOSER in DISCLOSER's protecting against the COMPELLED DISCLOSURE and/or obtaining a protective order narrowing the scope of the COMPELLED DISCLOSURE or use of the INFORMATION. If DISCLOSER is unable to obtain such protection against the COMPELLED DISCLOSURE, then despite the commitments set forth in Paragraph 11.2 (Obligation of Confidentiality) RECEIVER will be entitled to disclose the DISCLOSER's INFORMATION (aa) only as and to the extent necessary to legally comply with the COMPELLED DISCLOSURE and (bb) provided RECEIVER exercises reasonable commercial efforts to obtain reliable assurance that the DISCLOSER's INFORMATION is treated as confidential to the extent allowable by the law or government regulation requiring the COMPELLED DISCLOSURE. Such COMPELLED DISCLOSURE does not otherwise waive the non-use and confidentiality obligations set forth in Paragraph 11.2 (Obligation of Confidentiality) with respect to other uses and/or other disclosures of such INFORMATION.

11.4.
Term of Confidentiality.  Despite termination of this AGREEMENT, the obligations of confidentiality and non-use of the RECEIVER under this Article 11 with respect to specific portions of INFORMATION will survive for a period of 5 years from termination or expiration of this AGREEMENT, or upon written release of such obligations by the DISCLOSER; whichever is earlier.  Following termination of the obligations of confidentiality under this Article 11 (Confidentiality), the RECEIVER will be completely free of any express or implied obligations restricting disclosure and use of INFORMATION for which the termination of commitments applies, subject to the DISCLOSER's patent and other intellectual property rights.

11.5.
Disclosure of this AGREEMENT.  CAPSTONE  will not divulge, permit, or cause CAPSTONE''s officers, directors, or agents to divulge the substance of this AGREEMENT, other than to (a) its representatives and attorneys in the course of any legal proceeding to which either of the PARTIES is a party for the purpose of securing compliance with this AGREEMENT, or (b) its contract manufacturers for the purpose of complying with this AGREEMENT; in either case, CAPSTONE will disclose only those portions of the AGREEMENT necessary for the respective purposes under (a) and (b) of this paragraph.

11.6.
Press Releases.  Each PARTY may issue a press release regarding the existence of a relationship between the PARTIES with the prior written consent of the other PARTY.  The issuing PARTY will provide the other PARTY with at least 10 BUSINESS DAYs prior written notice to approve of the disclosure.

12.	Other Representations & Warranties
12.1.	Ownership & Right to License. Subject to Paragraph 10.2 (DURACELL Assignment of IP), DURACELL represents as of the EFFECTIVE DATE and warrants for the TERM that:
12.1.1.	(Ownership of LICENSED MARKS.) it owns or has applied for a trademark registration for the LICENSED MARKS as provided in Schedule 1.1.21.
12.1.2.	(Right to License.) it has the right to license the LICENSED MARKS to CAPSTONE under this AGREEMENT.
12.2.
Authority.  Subject to Paragraph 10.2 (DURACELL Assignment of IP), each of the PARTIES represents as of the EFFECTIVE DATE and warrants for the TERM that it has authority to enter into this AGREEMENT and to perform its obligations under this AGREEMENT and that it has been duly authorized to sign and to deliver this AGREEMENT.

12.3.
Technical Information – No Liability.  Nothing in this AGREEMENT will be deemed to be a representation or warranty by DURACELL of the accuracy, safety, or usefulness for any purpose of any technical information, techniques, or practices at any time made available by DURACELL.  DURACELL will have no liability whatsoever to CAPSTONE  or any other PERSON for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed on CAPSTONE  or any other PERSON, related to or arising out of or in connection with or resulting from (a) the production, use, or sale of any apparatus or product; (b) the use of any technical information, techniques, or practices disclosed by DURACELL; or  (c) any advertising or other promotional activities with respect to any of the foregoing.

12.4.
Express Disclaimer. DURACELL disclaims all implied representations and warranties, including but not limited to, warranties of merchantability and fitness for a particular purpose.  DURACELL does not represent or warrant the validity or enforceability of the LICENSED MARKS; or that the LICENSED MARKS will not be limited by the rights of THIRD PARTIES.  DURACELL will not have any liabilities or responsibilities whatsoever with respect to MARKED PRODUCT or PREMIUMS.  Without limiting the generality of the foregoing, DURACELL disclaims any representation or warranty that the LICENSED MARKS are a) available for use as to any or all of the goods proposed in the FIELD and b) available in the TERRITORY for any use.

13.	Infringement
13.1.
Notification of Infringements.  If CAPSTONE has actual knowledge of any infringement by a THIRD PARTY of the LICENSED MARKS, CAPSTONE will promptly notify DURACELL in writing and will provide DURACELL any information CAPSTONE has in support of such belief.

13.2.
Enforcement.  DURACELL has the right, but not the obligation, to institute any action as DURACELL deems appropriate to terminate the infringement or misappropriation of LICENSED MARKS through negotiation, litigation and/or alternative dispute resolution means, at its sole discretion and at its sole cost.  The right to institute the action will be exclusive to DURACELL.  DURACELL has the right to select and to control counsel in any action initiated by DURACELL.  CAPSTONE will lend its name to the action or join as a party in the action, and provide such assistance as may be reasonably necessary to conduct the action.  DURACELL will reimburse CAPSTONE for its reasonable out-of-pocket costs for rendering this assistance.  DURACELL has the right to settle the action at its sole discretion; any recovery of damages will be retained by DURACELL.

14.	Indemnification & Insurance
14.1.
Indemnification by CAPSTONE.  CAPSTONE assumes all responsibility as to the manufacture, use, marketing, distributing and sale of MARKED PRODUCT and for any LIABILITY however caused, related to or arising out of or from the manufacture, use, marketing, distributing or sale of MARKED PRODUCT, and/or related to or arising out of or from CAPSTONE's breach of any representation, warranty, covenant or agreement by CAPSTONE contained in this AGREEMENT.  CAPSTONE further indemnifies and holds harmless OWNER PARTIES from and against any THIRD PARTY LIABILITY incurred by any OWNER PARTIES related to or arising out of or from the manufacture, use, marketing, distributing and/or sale of MARKED PRODUCT by CAPSTONE and/or related to or arising out of or from CAPSTONE's breach of any representation, warranty, covenant or agreement by CAPSTONE contained in this AGREEMENT. Notwithstanding the foregoing, CAPSTONE's indemnification obligations under this paragraph shall not be extended to THIRD PARTY LIABILITY that arises from the gross negligence or intentional acts of OWNER PARTIES.

14.1.1.	"OWNER PARTIES" means any of: OWNER; OWNER AFFILIATEs; any agents, officers, directors, and employees of OWNER; and any agents, officers, directors, and employees of OWNER's AFFILIATEs.
14.1.2.
"LIABILITY" means loss, liability, claim, cause of action, administrative action, suit, damages, and expenses (including reasonable attorney fees and costs) including any damages for personal injuries, including death and property damage and any other costs of whatsoever nature.

14.2.
Insurance. CAPSTONE will acquire and maintain at its sole cost and expense throughout the TERM Commercial General Liability insurance, including product liability and contractual liability coverage, underwritten by an insurance company which has been rated at least A-VI by the most recent edition of Best's Insurance Report.  CAPSTONE may, at its option, meet the insurance requirements via commercial insurance, self-insurance, risk financing techniques or a combination of these to enable CAPSTONE to meet its obligations outlined in this AGREEMENT and by law.  The financial status of an insurance company located outside of the United States must be acceptable to DURACELL.  This insurance coverage will provide protection against all claims, demands, causes of action, or damages, including attorneys' fees, arising out of any alleged defect in the MARKED PRODUCT, or any use thereof, of not less than $10,000,000 USD as a combined single limit for bodily injury, including death, personal injury and property damage, and with a deductible no greater than $100,000 USD.  The insurance policy will name DURACELL as an additional insured party. In addition, CAPSTONE will name DURACELL as an insured on all excess or umbrella policies carried by CAPSTONE. As it relates to CAPSTONE's indemnification obligations, all self-insurance, risk financing techniques and/or insurance policies maintained by CAPSTONE will be primary to and not excess or contributory with respect to any insurance or self-insurance maintained by DURACELL.  Approved Contract Manufacturers must show proof of Commercial General Liability insurance and maintain a minimum coverage of $2,500,000 USD as a combined single limit for bodily injury, including death, personal injury and property damage, and with a deductible no greater than $100,000 USD.

14.3.
Insurance Certificate & Maintenance of Coverage.  Within 30 calendar days after the EFFECTIVE DATE (and thereafter at the end of each CONTRACT YEAR and at least 30 calendar days prior to the expiration of coverage as evidenced by the Certificate of Insurance), CAPSTONE  will furnish DURACELL with a Certificate of Insurance evidencing the foregoing insurance coverage, and including a copy of the additional insured endorsement.  Upon expiration or termination of this AGREEMENT, including any post-termination or expiration of the SELL-OFF PERIOD, CAPSTONE  will continue to maintain the insurance coverage in full force and effect for an additional 3 years thereafter.

14.4.	CAPSTONE's Performance. Nothing in this Article 14 will restrict, limit, waive or excuse CAPSTONE's performance of any other obligations set forth elsewhere in this AGREEMENT.

15.	Miscellaneous
15.1.
Applicable Law.  This AGREEMENT is governed by the laws of the State of Delaware applicable to contracts made and performed entirely in such state, without regard to any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction.

15.2.
Construction. The words "hereof," "herein" and "hereunder" and words of similar import when used in this AGREEMENT will refer to this AGREEMENT as a whole and not to any particular provision of this AGREEMENT. Whenever the words "include," "includes" or "including" are used in this AGREEMENT, they will be deemed to be followed by the words "without limitation", whether or not they are followed by those words or words of like import. The phrase "and/or" will be deemed to mean, e.g., X or Y or both. The meanings given to terms defined in this AGREEMENT will be equally applicable to both the singular and plural forms of these terms.

15.2.1.
Agreement Negotiated. The PARTIES have participated jointly in the negotiation and drafting of this AGREEMENT. If any ambiguity or question of intent or interpretation arises, this AGREEMENT will be construed as if drafted jointly by the PARTIES, and no presumption or burden of proof will arise favoring or disfavoring any PARTY by virtue of the authorship of any of the provisions of this AGREEMENT.

15.2.2.
Headings. Headings or titles to sections or attachments of this AGREEMENT are provided for convenience and are not to be used in the construction or interpretation of this AGREEMENT. All references to sections and attachments will be to the sections and attachments of this AGREEMENT, unless specifically noted otherwise. Reference to a section includes the referenced section, and all sub-sections included within the referenced section.

15.3.
Counterparts.  This AGREEMENT may be signed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument. A facsimile or pdf copy of a signature of a PARTY will have the same effect and validity as an original signature.

15.4.
Dispute Resolution. It is the intention of both PARTIES to attempt to settle all issues between the PARTIES arising from this AGREEMENT by good faith negotiations. But, should such efforts not be successful, all such disputes will be brought exclusively before the appropriate courts in the state of Delaware.

15.5.
Effect of Supply Relationship. The terms contained in this AGREEMENT are independent of any contractual supply agreements between DURACELL and CAPSTONE for purchase of MARKED PRODUCT for use by DURACELL.

15.6.
Entire Agreement / Amendments.  This AGREEMENT, including any attached Schedules or Exhibits, constitutes the entire understanding between the PARTIES with respect to the subject matter contained herein and supersedes all prior agreements, understandings and arrangements whether oral or written between the PARTIES relating to the subject matter hereof, except as expressly set forth herein.  Nothing in this AGREEMENT may be changed or modified, nor may anything be added to this AGREEMENT, except as may be specifically agreed to in a subsequent writing signed with the same formalities as this AGREEMENT.

15.6.1.
Cross-Termination Clause Exception. Despite Paragraph 15.6 (Entire Agreement / Amendments), this AGREEMENT does not supersede any rights set forth in any previous or future agreement ("PREV/FUT AGREEMENT") between the PARTIES that may give the OWNER the right, following termination of the PREV/FUT AGREEMENT, to also terminate any other agreement OWNER may have with CAPSTONE, including termination of this AGREEMENT.

15.7.
Expenses. Except as specifically provided to the contrary in this AGREEMENT, all costs, fees and/or expenses incurred in connection with this AGREEMENT will be paid by the PARTY incurring such costs, fees and/or expenses.

15.8.
Force Majeure.  Neither DURACELL nor CAPSTONE  will be liable to the other for any failure to comply with any terms of this AGREEMENT to the extent the failure is caused directly or indirectly by acts of nature, fire, government restrictions or other government acts, strike, union disturbance, injunction or other labor problems, riots, insurrection, terrorism or threats of terrorism, war (whether or not declared), or other causes beyond the control of or without fault on the part of either DURACELL or CAPSTONE .  But, CAPSTONE will continue to be obligated to pay DURACELL when due amounts which it will have duly become obligated to pay in accordance with the terms of this AGREEMENT and DURACELL will continue to be bound by any exclusivity provisions under this AGREEMENT, provided that Parties shall negotiate in good faith to adjust and modify CAPSTONE's payment obligations to DURACELL to the extent that such obligations have been impacted by the force majeure events specified herein.  Upon the occurrence of any event of the type referred to in this Paragraph 15.8, the affected PARTY will give prompt notice to the other PARTY, together with a description of the event and the duration for which the affected PARTY expects its ability to comply with the provisions of this AGREEMENT to be affected.  The affected PARTY will devote its best efforts to remedy to the extent possible the condition giving rise to the failure event and to resume performance of its obligations under this AGREEMENT as promptly as possible.

15.9.
Further Assurances.  Each PARTY will sign and deliver those additional documents or take those additional actions as may be reasonably requested by the other PARTY if the requested document or action is reasonably necessary to affect the purposes of or obligations imposed under this AGREEMENT, including, but not limited to, recordation of this Agreement with the appropriate governmental agencies.

15.10.	Inquiries. All inquiries by THIRD PARTIES with respect to this AGREEMENT will be directed to DURACELL.
15.11.
Marketing.  CAPSTONE will use its commercially reasonable efforts, consistent with standards in the industry, in promoting, marketing, distributing and otherwise advancing the sale of MARKED PRODUCTS in the FIELD in the TERRITORY.

15.12.
No Implied or Other Rights. Despite anything contained in this AGREEMENT to the contrary, nothing in this AGREEMENT, expressed or implied, is intended to confer on any PERSON other than the PARTIES or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this AGREEMENT.

15.13.
No Special Payments.  DURACELL does not make any special payments whatsoever, in cash or in kind, either directly or indirectly, to any THIRD PARTY with a view to influencing unduly the decision of the THIRD PARTY in order to obtain any benefit or advantage whatsoever.  Nothing in this AGREEMENT authorizes CAPSTONE to make any such special payments, either directly or indirectly, in the performance of its obligations hereunder nor will DURACELL reimburse any such special payments.

15.14.
Non-reliance.  In evaluating and entering into this AGREEMENT neither PARTY relied and are not relying on any representations, covenants, warranties or other statements, whether oral or written, of the other, including with regard to any level of profitability, except those representations, covenants, and warranties specifically set forth in this AGREEMENT.

15.15.
Non-waiver.  If either PARTY at any time waives any of its rights under this AGREEMENT or the performance by the other PARTY of any of its obligations under this AGREEMENT, the waiver will not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations.

15.16.
Notices.  All notices provided for will be sent to the respective PARTIES at the following addresses by certified or registered mail or sent by a nationally recognized overnight courier service; or such other addresses as DURACELL designates by written notice:

If to CAPSTONE:	CAPSTONE INDUSTRIES, INC.
350 Jim Moran Blvd, STE # 120,
Deerfield Beach, Florida, 33442
Attention: Gerry McClinton
Email: gmcclinton@capstoneindustries.com

And copy to:	Attorney (if requested)
Company Name
Address Line 1
Address Line 2
Email:

If to DURACELL:	Duracell
14 Research Drive
Bethel, Connecticut, USA 06801
Attn:  Walter Gerrish
Email: gerrish.ws@duracell.com

And copy to:
Duracell
14 Research Drive
Bethel, Connecticut, USA 06801
Attn: Leo White
Email: white.lj@duracell.com

15.17.
Other Consents & Licenses.  CAPSTONE understands that that the terms of this AGREEMENT may not constitute all the consents or licenses required in order to manufacture, import, and/or sell the MARKED PRODUCT, and acknowledges that CAPSTONE is solely responsible for obtaining all other licenses or consents that may be so required.

15.18.
Relationship Between the PARTIES.  This AGREEMENT does not constitute CAPSTONE as the agent or legal representative of DURACELL, or DURACELL as the agent or legal representative of CAPSTONE for any purpose whatsoever.  Neither PARTY is granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other PARTY or to bind the other PARTY in any manner or thing whatsoever.  No joint venture or partnership between CAPSTONE and DURACELL is intended nor will be inferred.  CAPSTONE's employees will not represent themselves as being representatives of or otherwise employed by DURACELL.

15.19.	Schedules & Exhibits. Schedules and Exhibits to this AGREEMENT and conditions contained in the Schedules and Exhibits will have the same effect as if set out in the body of this AGREEMENT.
15.20.
Severability.  If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this AGREEMENT, or the application thereof to any circumstances, to be invalid or unenforceable in a final non-appealable order, the PARTIES will use their best efforts to reform the portions of this AGREEMENT declared invalid to realize the intent of the PARTIES as fully as practicable, and the remainder of this AGREEMENT and the application of the invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each of the remaining terms and provisions of this AGREEMENT will remain valid and enforceable to the fullest extent of the law.

15.21.
Time of the Essence.  Subject to the next full sentence, time is of the essence in this AGREEMENT.  Whenever action must be taken (including the giving of notice or the delivery of documents) under this AGREEMENT during a certain period of time or by a particular date that ends or occurs on a non-BUSINESS DAY, then the period or date will be extended until the immediately following BUSINESS DAY.

[Signature Page as follows]

The PARTIES by their duly authorized representatives, sign this agreement in duplicate; with each PARTY receiving one of the signed originals hereof.
For:  CAPSTONE For:  THE DURACELL COMPANY
By:  By:

Name__/s/ James G McClinton___________ Name: /s/ Wallen S Gerrish
Title:__Chief Financial Officer____________ Title:   V.P. New Business Development

Date:__12/3/16_______________________ Date:   1/9/17

Schedule 1.1 - Definitions
1.1.1.
"AFFILIATE" means any corporation, association or other entity that directly or indirectly controls, is controlled by, or is under common control with the party in question; through stock ownership, or other equity interest, direct or indirect.  As used in the preceding sentence, "control", "controlled" and "control" mean with respect to a subject entity, direct or indirect beneficial ownership of more than 50% of the voting or equity interest in the entity.

1.1.2.	"AGREEMENT" means this license agreement between the PARTIES.
1.1.3.	"ANNUAL ROYALTY" is defined in Paragraph 3.1.
1.1.4.
"ANNUAL FINANCIAL STATEMENTS" means CAPSTONE's most recent U.S annual federal tax returns(which must be less than 365 days old), CAPSTONE's most recent annual income and loss statement along with related balance sheet certified by a C.P.A., a signed letter from CAPSTONE's current commercial bank certifying financial health and credit worthiness, and a signed letter from CAPSTONE's CEO and/or Chairman of the Board certifying that all of the documentation listed in ANNUAL FINANCIAL STATEMENTS is true and accurate.

1.1.5.	"BUSINESS DAY" means any day other than Saturday, Sunday or a US federal holiday. Any other reference to day or days will include Saturday, Sunday and US federal holidays.
1.1.6.
"CASH & QUANTITY DISCOUNTS" means (a) damaged merchandise discounts; (b) incentive discounts for (i) ordering in quantity to receive reduced price, and/or (ii) payment within a stipulated time period; and (c) any other discounts which reduce pricing for the customer or end consumer, including without limitation temporary price reductions, coupons and promotional spending with retail customers; where items (a)-(c) are discounts employed in the ordinary course of business consistent with CAPSTONE 's discount practices generally applicable, and consistently applied, to all of CAPSTONE 's products.

1.1.7.	"COMPELLED DISCLOSURE" is defined in Paragraph 11.3.
1.1.8.	"CAPSTONE" is defined in the first paragraph.
1.1.9.
"CONTRACT YEAR" means any period commencing on January 1 and ending on December 31, unless otherwise noted; but the first CONTRACT YEAR for the purposes of this AGREEMENT will begin on the EFFECTIVE DATE and end on December 31, 2017.

1.1.10.	"DISCLOSER" is defined in Paragraph 11.1.
1.1.11.	"DISTRIBUTION CHANNELS" means sales of products to retail stores.
1.1.12.	"EFFECTIVE DATE" is defined in the first Paragraph.
1.1.13.	"FIELD" means portable lighting.

1.1.14.	"DURACELL" is defined in the first paragraph.
1.1.15.
"GROSS SALES" means the invoiced price of sales, prior to any adjustments resulting from offsets and/or deductions, of product (i.e., all merchandise items including finished products, and approved intermediates) sold to THIRD PARTIES (including distributors, customers and/or consumers by CAPSTONE).

1.1.16.	"GUARANTEED ROYALTY" is defined in Paragraph 3.2 and Table 3.2.1.
1.1.17.	"INFORMATION" is defined in Paragraph 11.1.
1.1.18.	"LAUNCH SALES" means the shipment of initial stocking volume of MARKED PRODUCT to at least one account in either of each country making up the MAJOR MARKET.
1.1.19.	"LAWS" is defined in Paragraph 8.3.
1.1.20.	"LIABILITY" is defined in Paragraph 14.1.2.
1.1.21.	"LICENSED MARKS" means those trademarks and trade dress set forth in Schedule 1.1.21.
1.1.22.	"MAJOR MARKET" means United States for MARKED PRODUCT.
1.1.23.	"MARKED PRODUCT" means portable lighting.
1.1.24.
"MONTH" means the period of time consisting of thirty days in April, June, September and November, and of thirty-one days in the remainder of the months, except February, which consists of twenty-eight days, except in leap-year, when the intercalary day is added, making twenty-nine days.

1.1.25.	"NET SALES" means CAPSTONE's GROSS SALES to a THIRD PARTY of MARKED PRODUCT less the total of the following: RETURNS and CASH & QUANTITY DISCOUNTS.
1.1.25.1.
Deductions.  Any of the deductions listed in Paragraph 1.1.25 (NET SALES) involving a payment by CAPSTONE will be taken as a deduction against aggregate sales for the calendar quarter in which the expense is accrued by CAPSTONE.  Despite the foregoing, the total of all allowable deductions to arrive at NET SALES will not exceed 3.0% of total GROSS SALES in any CONTRACT YEAR.  For purposes of clarification, this limitation on total allowable deductions is relevant exclusively for the purpose of computing the amount of royalties owed to DURACELL, and is not intended to limit in any way CAPSTONE's unilateral right to grant whatever rebates and discounts to its customers that it deems most appropriate in its sole discretion.

1.1.25.2.	Sales. Sales between or among CAPSTONE will be excluded from the computation of NET SALES, but sales by CAPSTONE to their THIRD PARTY customers will be included in the computation of NET SALES.

1.1.25.3.
US Dollars.  NET SALES will be translated into US dollars on a quarterly basis using the average of the exchange rates on the first and last working days of each quarter as published in the Wall Street Journal.

1.1.25.4.
Otherwise Distributed.  Where MARKED PRODUCT is not sold, but are OTHERWISE DISTRIBUTED, the NET SALES of the MARKED PRODUCT will be the average of the NET SALES of the MARKED PRODUCT that were sold to THIRD PARTIES during the most recent calendar quarter; and if there have been no previous sales of the MARKED PRODUCT, then the NET SALES of such MARKED PRODUCT will be the average selling price at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by other manufacturers.

1.1.25.5.
Resale to AFFILIATE.  In order to assure to DURACELL the full royalty payments contemplated in this AGREEMENT, it is understood that if any MARKED PRODUCT are sold for purposes of resale to an AFFILIATE of CAPSTONE, then the royalties to be paid in respect to such MARKED PRODUCT will be computed on the NET SALES at which the AFFILIATE purchaser for resale sells such MARKED PRODUCT rather than upon the NET SALES of CAPSTONE.

1.1.26.	"NEW TM-RELATED IP" is defined in Paragraph 4.2.1.
1.1.27.	"OTHERWISE DISTRIBUTED" means the transfer of MARKED PRODUCT by CAPSTONE to a THIRD PARTY for less than fair market value, other than for purposes of scrapping or donations to charitable institutions.
1.1.28.	"OWNER PARTIES" is defined in Paragraph 14.1.1.
1.1.29.	"PARTY" means either CAPSTONE or DURACELL, and "PARTIES" means the two collectively.
1.1.30.
"PERSON" means (as the context requires) an individual, a corporation, a partnership, an association, a trust, a limited liability company, or other entity or organization, including a governmental entity.

1.1.31.
"PRE-EXISTING IP" means intellectual property of a subject PARTY owned by that PARTY as of the EFFECTIVE DATE, including pre-existing intellectual property involved in the creation, production, and sale of the MARKED PRODUCT or PREMIUMS under this AGREEMENT.  In the case of DURACELL, such property includes intellectual property rights associated with (a) old advertisement graphics that are applied to the MARKED PRODUCT, and (b) old advertising slogans that are applied to the MARKED PRODUCT.

1.1.32.
"PREMIUMS" means any product bearing the LICENSED MARKS given away by CAPSTONE  for the purposes of increasing the sale, marketing, promotion or publicizing of the MARKED PRODUCT, including incentives for sales force, trade or consumer promotions.

1.1.33.	"PREV/FUT AGREEMENT" is defined in Paragraph 15.6.1.

1.1.34.
"QUARTER" means any 3 month period beginning on any January 1 and ending on the next March 31, beginning on any April 1 and ending on the next June 30, beginning on any July 1 and ending on the next September 30, beginning on any October 1 and ending on the next December 31, but the first QUARTER for the purposes of this AGREEMENT begins on the EFFECTIVE DATE and ends on the earliest of the next March 31, June 30, September 30 or December 31.

1.1.35.	"RECEIVER" is defined in Paragraph 11.1.
1.1.36.	"RECORDS" is defined in Paragraph 9.1.
1.1.37.	"RETURNS" means MARKED PRODUCT returned in the ordinary course of business consistent with CAPSTONE's return practices generally applicable, and consistently applied, to all of CAPSTONE's products.
1.1.38.	"SELL-OFF PERIOD" is defined in Paragraph 6.10.1.
1.1.39.	"SOLD" is defined in Paragraph 3.1.1.1.
1.1.40.	"TERM" is defined in Paragraph 5.1.
1.1.41.	"TERRITORY" means the United States for MARKED PRODUCT.
1.1.42.	"THIRD PARTY" means any individual, corporation, association or other entity, which is not a PARTY.
1.1.43.	"USD" means United States Dollars.
[Remainder of page intentionally left blank.]

Schedule 1.1.21 - LICENSED MARKS
Duracell trademark

Copper & Black trade dress

[Remainder of page intentionally left blank.]

Schedule 3.11 - Royalty Reporting Form  SAMPLE (Page 1 of 2)

Licensee Name:
Contract Number:
Period Covered:

CUSTOMER NAME	COUNTRY	TERRITORY	SKU#	SKU DESCRIPTION	UNITS	PRICE/UNIT ($)	GROSS SALES ($)	DEDUCTION AMOUNT ($)	NET SALES ($)	ROYALTY RATE (%)	ROYALTY DUE ($)
				TOTALS	0		$ -	$ -	$ -		$ -

Name of Authorized Officer Certifying foregoing to be accurate and in compliance with the terms of the License Agreement between the parties

Date

Schedule 3.11 - Royalty Reporting Form  SAMPLE (page 2 of 2)

LICENSEE COMPANY NAME - Deductions by Type

Contract Number:
Month/Year:

ITEM	Cash Discount	Quantity Discount	Returns	Shipping on Returns	Off-Invoice Allowances
TOTAL	$ -	$ -	$ -	$ -	$ -

Schedule 7.6.2.1 - MARKED PRODUCT Proposal Process

1.	CAPSTONE to provide DURACELL with new product proposal for consideration.
a.
New product to be proposed must either be included in annual marketing plan, or have been agreed to as an ad hoc case. DURACELL is not obligated to approve any ad hoc new product proposals. Upon its receipt of such plan(s), DURACELL will have twenty (20) business days to review (Y or N).  CAPSTONE shall have ten (10) days to address DURACELL's concerns.

2.	Proposal to include the following:
a.	CAPSTONE 's name, location and contact(s)
b.	Brief description of proposed new product and images
c.	Product specifications and anticipated agency certifications (UL, CE,…)
d.	Competitive landscape (competitors, prices, performance,…)
e.	Manufacturer, address and contact(s)
f.	Retail price and price to retailers
g.	Forecasted volumes and $ annually for a 2 year time horizon
h.	Countries and targeted retailers
i.	Planned ship date

3.	Proposal to be emailed to: schmitt.lm@duracell.com or as otherwise instructed by DURACELL

Schedule 7.6.2.2- MARKED PRODUCT Qualification Process

1.
CAPSTONE to have received approval email from DURACELL on MARKED PRODUCT proposal as outlined in Schedule 7.6.2.1 or received approval from DURACELL on annual Marketing Plan to include new product proposal.

2.	CAPSTONE to develop and submit to DURACELL a Technical MARKED PRODUCT Qualification Report, to include:

Section 1 - General
•	Cover page
•	Signature page – Approvals. Date
•	Table of Contents
•	Licensee and Manufacturer information (location, contacts, core products, other customers and history of product recalls
•	Product description with Intended customer use; Instructions for customer use
•	Forecasted annual volume and value chain from manufacturer to consumer
•	Listing of countries where product will be sold
•	Licensee's quality systems (including traceability of products and product recall plans)
•	Customer Service Information
•	Product's packaging and marketing claims

Section 2 - Product Information:
•	Product Specification (Product drawing, pictures, dimensions, general specifications, etc)
•	Product Label (Images of all labels on product)
•	Packaging (Legible retail packing image and package specifications, carton image and specs)
•	Instruction Manual
•	BOM (Detailed bill of material)

Section 3 - Reliability Test Report
•	Declaration of Conformity (Self Declaration of Conformity report; confirms that the product meets the required standard)
o	Summary page signed by OEM's QA, Engineering, and Plant Manager.
o	List of tests and test results (showing product meets stated criteria)
•	3rd Party Certifications:
o	References and address of Manufacture
o	Product description
o	Product photograph
o	Critical components and Illustrations (drawings, photos of components, schematics, etc)
o	Test summary, test methods
o	Results of tests
o	Testing Certification

3.	CAPSTONE to provide the following:
•	Technical MARKED PRODUCT Qualification Report
•	Two (2) sample units of the proposed new product from the approved manufacturer from final sample production run.
•	Packaging artwork (images)

4.	DURACELL to email final approval to CAPSTONE indicating the permission to begin manufacturing and distributing the MARKED PRODUCT.

5.	CAPSTONE to send (2) two - five (5) complete units in final packaging from first production run to:

Lynn Schmitt
THE DURACELL COMPANY
14 Research Drive
Berkshire Corporate Park
Bethel, CT 06801 USA

6.	Any proposed changes to the Technical MARKED PRODUCT Specification or to the MARKED PRODUCT's look, color or feel, must be submitted in writing to DURACELL and approved prior to implementing.

7.
CAPSTONE is responsible for identifying the applicable local regulations, product safety standards, certifications, warnings, and markings for all MARKED PRODUCTs and packaging in each TERRITORY of distribution. MARKED PRODUCTs and packaging must comply with all local safety and environmental laws for the TERRITORY in which the product will be SOLD. MARKED PRODUCT that will be distributed in Europe must be RoHS and REACH compliant. MARKED PRODUCT that will be distributed in the United States must be tested and in compliance with California Proposition 65 (Prop 65).

8.	MARKED PRODUCTS will not contain the following chemicals:
• PVC, unless used for insulation purposes in electrical wiring. No PVC shall be used in product packaging or labeling.
• Bisphenol A (BPA)• Diester Phthalates, unless it is diethyl hexyl phthalate (DEHP) which is used in power cords of electrical appliances to provide flexibility to avoid cracking and electrical shock.

9.
Any MARKED PRODUCT that is an electrical device shall have a third party safety review and/or safety mark based upon the device construction and level of exposure to consumers.  Covered devices include the following: which mains (120V or 230V) enters the enclosure; which have rechargeable cells; which have a heating function;  which present a notable hazard to the user – if the standard to be applied addresses the hazard (typical hazards are electric shock, fire and casualty or other unique hazards which may be identified as a result of the third party safety review);  which are powered by an approved adapter that is measured to have hazardous voltage or power output as defined by the applicable product standard.

10.
 Any MARKED PRODUCT that is a battery, battery pack or includes batteries packaged with a device, shall comply with Directive 2006/66/EC. Nickel metal hydride (NiMH) batteries must have testing to meet the requirements of IEC 62133. Lithium primary and rechargeable cells must have Underwriters Laboratories (UL) Certification (North America requirement) or IEC62133 Testing and UN Transportation Testing (UN/DOT 38.3) Certification. Additionally, lithium battery packs or battery embedded in a device will also require UN Transportation Testing (UN/DOT 38.3) Certification and testing to meet the requirements of IEC 62133.

Schedule 7.6.3 – Licensing Guidelines

(Attached)

Schedule 7.12.1 - Corrective Action Plan Process for Defective Products and Product Recall Process

CORRECTIVE ACTION PLAN PROCESS
PRODUCT RECALL PROCESS
Ongoing Licensed Partner (LP) analyses, Consumer complaints, and Product Returns monitoring
Does the Licensed product present an unreasonable Risk of injury or death?
Y
N
Is Defect rate > R% or has LP identified an issue?
STOP Shipping
ALERT DURACELL
(If applicable)
Is Defect rate > D% ?
STOP Shipping
ALERT DURACELL
> 2 CAP Attempts?
Corrective action plan is developed and implemented.
ALERT DURACELL
CANCEL Product
Licensed Partner commences their Recall Process
ALERT DURACELL
Licensed Partner notifies consumers, retailers, and authorities
Products recalled from market are destroyed, and disposed of.
SEND VERIFICATION TO DURACELL
Legend:
R% is the Recall defect rate trigger level.
D% is the Defective high-level rate trigger level.

Schedule 8.2 - Notification of THIRD PARTY Manufacturer
Attn. Walter Gerrish
Duracell
Berkshire Corporate Park
Bethel, Connecticut, USA 06801

Dear Mr. Gerrish:

This letter serves as notice to you that pursuant to Paragraph 8.2 (Contract Manufacturing) of the license agreement ("License Agreement") dated [insert:  effective date of license agr't], by and between THE DURACELL COMPANY ("Licensor") and CAPSTONE ("Licensee"), we have been engaged as the manufacturer for Licensee in connection with the manufacture of the MARKED PRODUCTs and Premiums as defined in the License Agreement.  We acknowledge that we may not manufacture MARKED PRODUCTs or Premiums for, or sell or distribute MARKED PRODUCTs or Premiums to, anyone other than Licensee.  We further acknowledge that we are cognizant of the terms and conditions set forth in the License Agreement that are applicable to our function as manufacturer of the MARKED PRODUCTs and Premiums and will observe and comply with those provisions of the License Agreement.  It is expressly understood that we are obligated to comply with all local laws including without limitation, labor laws, wage and hour laws and anti-discrimination laws.  It is further expressly understood that you or your representatives may, at any time, have the right to inspect our facilities and review our records to ensure this compliance, but that the inspection will in no way reduce, mitigate or eliminate our obligation of this compliance, which will remain our sole responsibility.

Sincerely,

(Manufacturing Co's Name)

By
(Signature)

(Print Name)

(Address)

(Date)

(Products Manufacturing)

Schedule 8.2.1 - Guidelines for Creating a Factory Presentation
A factory presentation is a company's introduction to your company, its human capital, its manufacturing facility(ies) and its capabilities. It should communicate the core competency and the size and type of the operations in physical terms and in terms of manufacturing and Quality systems.  The information should be provided in PowerPoint format, ideally following the order defined below.

Overview
•	Org chart – how does QA link to top management?
•	Main Contacts (Factory manager, QA, QC, Manufacturing managers etc)
•	Address, telephone, fax, email, website
•	Directions – map if necessary to have our QA engineers visit the site
•	History of company and manufacturing operations
•	Core competencies, including product lines that the factory specializes in.
•	Main customers, if not confidential
•	Overview of the business, sales by region

Certifications:
•	ISO and manufacturing certifications
•	Social Accountability certifications or results of a recent Social Accountability audit
•	List of customer or industry awards

Products:
List main products, name product or supplier awards of any.
(Provide detailed pictures of key products, both packaged and unpacked)

Organization:
Number of workers:
•	Number and type of engineers (Identify degree level)
•	Approximate size of workforce
•	Experience of key managers and executives

R&D
Engineering and Design Capabilities:
•	CAD capabilities – software used
•	Engineering design software capabilities
•	Test Capabilities and equipment

Patents
List number and type of patents.  State whether they are global or local in scope.

Product Development
Overview of the product development and qualification process.
What is the process by which product gets developed and qualified?

Facilities
Office, engineering and manufacturing facilities
Facilities (pictures of engineering group area, manufacturing, storage, recreation rooms, videos and sq footage info etc)

Equipment
List of main manufacturing equipment and capabilities
Testing facilities, and testing capabilities:
•	Environmental chambers
•	Safety and Abuse testing
•	Burn in facilities
•	Rechargeable battery testers
•	Electronic equipment
•	Vibration
•	Shock
•	ESD
•	Salt spray
•	etc

Quality organization
Overview of Quality organization:
•	Number of individuals, including inspectors and QA people
•	Type of Quality tools(six sigma, 5S etc) and systems they have in place
•	Outgoing inspection
•	Measuring and testing and equipment used in QA, IQC, IPQC, OQC
•	Quality manual
•	Quality awards
•	Training
•	Process control systems
•	Outgoing and incoming inspection systems
•	Final inspection procedure (100% product checking at the end of the line?)
•	List of major Quality or safety issues
•	List of recalls in the past 5 years

Schedule 8.4.1 - THIRD PARTY Manufacturers Quality and Standard Requirements

1.
MARKED PRODUCT bearing the LICENSED MARKS are to be manufactured by CAPSTONE's agreed upon THIRD PARTY manufacturer and are to be sold by CAPSTONE in strict compliance with all applicable state and federal laws and regulations and industry standards, particularly toxic standards.  CAPSTONE may be required to show evidence of certification.

2.
MARKED PRODUCT shall be of high quality, in design, material and workmanship, and suitable for the purpose intended by the buyer.  MARKED PRODUCT must be of such style and appearance as to have a positive impact on DURACELL's reputation.  Words, shapes, symbols or devices that are obscene or scandalous are unacceptable.

3.	When affixed to MARKED PRODUCT and packaging materials, the LICENSED MARKS shall be clear, legible, without bleeding of line or color.

4.	MARKED PRODUCT must bear proper manufacturer identification and appropriate trademark and copyright notices.

5.	MARKED PRODUCT shall be constructed of durable material and shall resist breakage or shattering when dropped on a wooden surface from a distance of one yard.

6.	MARKED PRODUCT will not be injurious, deleterious or toxic and will not otherwise cause harm when used as instructed and with ordinary care for their intended purpose.

7.	CAPSTONE and the THIRD PARTY manufacturer will put in place a quality program. The program will include the components set forth in the Licensing Quality Checklist attached hereto as Schedule 8.4.2.

Schedule 8.4.2 - Licensing Quality Checklist
Purpose: To define the roles / responsibilities for CAPSTONE to manufacture and distribute Duracell branded products.  The focus of this activity is to protect the Duracell brand against negative consumer perception and ensure the validity of the product's safety and intended use.

Scope: The scope of this checklist is defined as all products produced with the Duracell brand by an outside entity who has a contract to license the Duracell brand.  This checklist is defined in 3 areas: 1.) Qualification, 2.) Certification and 3.) Follow up.

Qualification: (CAPSTONE will be able to provide to licensor the following)
1. Information profile of CAPSTONE and manufacturer (location, contacts, core products, other customers and history of product re-calls).
2. Full product description with intended consumer use.
3. Expected annual volume, value and the value chain from manufacturer to consumer.
4. How will CAPSTONE manage consumer service (1-800, email,…)?
5. How will CAPSTONE manage a product re-call, if needed?

Quality systems in place:
1. Basic control systems / plans.
2. Traceability of final product, if quality issues arise or possible product recall is necessary.
3. Manufacturing approval process.
4. CAPSTONE / manufacturer's qualification of product and choice of manufacturer (furnished on request).
5. Instructions for consumer use (cautions, warnings, use).
6. Product labeling / packaging.

Certification:
1. Provide copies of agency certification of product (UL, CUL, CE, etc.). Duracell will be multiple listed by CAPSTONE.
2. Provide visual standards of final product and packaging.
3. Ensure that any product claims can be substantiated.
4. Provide the certificate of quality (C of Q) criteria to be issued to customers. (Samples will be approved by Duracell and will be available ongoing by request.)
5. CAPSTONE will provide a statement that the product conforms to all national and international standards regarding safety and environmental regulations.

Follow-up:
1. CAPSTONE to provide monthly / quarterly information on Quality (returns, complaints, quantities shipped per customer in section 1.
2. CAPSTONE will send 2- 5 pieces from first product produced to DURACELL. Additional samples will be available for purchase by DURACELL
3. DURACELL may purchase samples from the field for periodic review.
4. Periodic reviews with CAPSTONE and/or manufacturer will be performed as needed if returns / complaints become an issue.
5. CAPSTONE must inform DURACELL of any changes to product criteria, specification, bill of materials, component suppliers or manufacturer.
Records / Documentation: (All records will be maintained by the CAPSTONE / manufacturer).
6. Product certification
7. Product / packaging approval documents (content / visual)
8. Site visits, as needed.
9. Monthly and quarterly reports

Schedule 8.4.3 - Required Provisions in THIRD-PARTY Manufacturer Agreements

1. The Manufacturer agrees:
a. to ensure that the LICENSED MARKS are applied to the MARKED PRODUCT and the packaging for the MARKED PRODUCT only in the manner prescribed by CAPSTONE (at the direction of DURACELL); to ensure that the LICENSED MARKS are applied to the MARKED PRODUCT and the packaging for the MARKED PRODUCT only in the approved form, and not to alter or make additions to the LICENSED MARKS, or combine them with other non-approved trademarks or other indicia whatsoever;
b. to ensure that a notice approved by DURACELL appears on all packaging for the MARKED PRODUCT identifying that the LICENSED MARKS are used under license from THE DURACELL COMPANY; and
c. not to use the LICENSED MARKS or any trademarks which are similar to the LICENSED MARKS on any goods other than those it manufactures for and/or supplies to the CAPSTONE .
d. to advise CAPSTONE  at least (60) days prior to any proposed change of manufacturing facility.  No change of manufacturing facility shall be made without the written approval of CAPSTONE and DURACELL.
2. The Manufacturer agrees to comply with the Quality and Standard Requirements, and the requirements of the Licensing Quality Checklist, and to allow DURACELL or its duly authorized representative to enter and inspect the Manufacturer's premises at all reasonable times to:
a. assess the nature, standard, quality and characteristics of the MARKED PRODUCT, and the manner of use of the LICENSED MARKS on the MARKED PRODUCT and the packaging for the MARKED PRODUCT (including the license notice); and
b. ensure that the Manufacturer is complying with its obligations under the contract.
3. The Manufacturer agrees and warrants that it shall:
a. jointly and severally, along with CAPSTONE, indemnify DURACELL against all product liability claims, infringement of intellectual property claims (other than infringement claims that arise as a result of CAPSTONE's authorized use of the LICENSED MARKS), environmental claims, product disposal/recycling claims and like matters to the same extent as provided in the Agreement with respect to indemnification of DURACELL by CAPSTONE;
b. along with CAPSTONE , stand behind all consumer product warranties;
c. not manufacture or cause to be manufactured more quantities of goods bearing the LICENSED MARKS than CAPSTONE  has ordered;
d. only use the LICENSED MARKS on MARKED PRODUCT manufactured pursuant to CAPSTONE  approved purchase orders and only on MARKED PRODUCT shipped on behalf of CAPSTONE ; and
e. account to CAPSTONE  for all goods manufactured and bearing the LICENSED MARKS but which are not supplied to  CAPSTONE .
4. The Manufacturer shall at all times during the term of this Agreement maintain Commercial General Liability insurance for bodily injury, property damage, personal injury, products and completed operations, including but not limited to, the liability assumed under the indemnification provisions of this Agreement.  U.S. based manufacturers will utilize insurance carriers having a current A.M. Best rating of A: VIII or better; foreign based manufacturers may utilize insurance carriers having an equivalent rating or better.
5. CAPSTONE  and Manufacturer agree that DURACELL is a third-party beneficiary of the Manufacturing Agreement with full power and right to enforce the terms thereof as they relate to or affect DURACELL, including obtaining injunctive relief.
6. Manufacturer cannot assign the Manufacturing Agreement without the written consent of CAPSTONE and DURACELL.